Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

by and among

CompX International Inc.,

CompX Asia Holding Corporation,

Knape & Vogt Canada Inc.

GSlide Corporation

and

Knape & Vogt Manufacturing Company
Dated as of December 28, 2012

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TABLE OF CONTENTS
Page

ARTICLE I PURCHASE AND SALE OF THE SHARES
1.1	Basic Transaction
1.2	Closing Transactions
1.3	Purchase Price

ARTICLE II CONDITIONS TO CLOSING
2.1	Conditions to Buyers’ Obligations
2.2	Conditions to Sellers’ Obligations

ARTICLE III REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSFERRED COMPANIES AND SELLERS
3.1	Capacity, Organization, Corporate Power and Licenses
3.2	Capital Stock and Related Matters »
3.3	Authorization; Noncontravention
3.4	Subsidiaries
3.5	Financial Statements
3.6	Accounts Receivable
3.7	Inventory
3.8	Absence of Undisclosed Liabilities
3.9	No Material Adverse Effect
3.10	Absence of Certain Developments
3.11	Tangible Assets
3.12	Contracts and Commitments
3.13	Intellectual Property Rights
3.14	Litigation
3.15	Compliance with Laws
3.16	Environmental Matters
3.17	Employees
3.18	Employee Benefit Plans
3.19	Insurance
3.20	Tax Matters
3.21	Brokerage and Transaction Bonuses
3.22	Bank Accounts; Indebtedness
3.23	Affiliated Transactions; Shared Contracts
3.24	Customers and Suppliers
3.25	Real Property
3.26	Compliance with Customs and International Trade Laws

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYERS AND PARENT
4.1	Organization and Power
4.2	Authorization
4.3	No Violation
4.4	Governmental Authorities and Consents
4.5	Litigation
4.6	Brokerage
4.7	Investment Intent
4.8	Independent Investigation
4.9	Parent Obligations
4.10	Liability of Sellers

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ARTICLE V ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING
5.1	Survival of Representations and Warranties
5.2	Indemnification
5.3	Mutual Assistance
5.4	Non-Competition; Non-Solicitation; Non-Disparagement
5.5	Taiwan Property
5.6	Press Releases and Announcements
5.7	Expenses
5.8	Specific Performance
5.9	Further Assurances
5.10	Confidentiality
5.11	Tax Matters
5.12	Letters of Credit
5.13	Use of Names
5.14	Access to Documents; Preservation of Books and Records
5.15	Limited Representations
5.16	Employee Matters.
5.17	Transition Services

ARTICLE VI CERTAIN DEFINITIONS
6.1	Definitions
6.2	Additional Definitions

ARTICLE VII MISCELLANEOUS
7.1	Amendment and Waiver
7.2	Notices
7.3	Successors and Assigns
7.4	Severability
7.5	Interpretation
7.6	No Third-Party Beneficiaries
7.7	Complete Agreement
7.8	Electronic Delivery; Counterparts »
7.9	Governing Law; WAIVER OF JURY TRIAL
7.10	Schedules
7.11	Time Periods
7.12	Arbitration

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EXHIBITS

EXHIBITS:

Exhibit A:                      Form of Local Share Purchase Agreement
Exhibit B:                      Taiwan Property Documents
Exhibit C:                      Net Working Capital Principles
Exhibit D:                      Rules of Engagement for Valuation Firm
Exhibit E:                      Calculation of 2012 EBITDA

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 28, 2012, by and among CompX International Inc., a Delaware corporation (“CompX”), CompX Asia Holdings Corporation, a corporation organized under the laws of Malaysia and a wholly-owned subsidiary of CompX (“CompX Asia” and, together with CompX, “Sellers”), Knape & Vogt Canada Inc., a corporation organized under the federal laws of Canada (“Canada Buyer”) and GSlide Corporation, a company limited by shares organized under the laws of Taiwan (“Taiwan Buyer” and, together with Canada Buyer, “Buyers”) and Knape & Vogt Manufacturing Company, a Michigan corporation (“Parent”).

WHEREAS, CompX Asia owns all of the issued and outstanding capital stock of Dynaslide Corporation, a company limited by shares organized under the laws of Taiwan (“Dynaslide”) and CompX owns all of the issued and outstanding capital stock of Waterloo Furniture Components Limited, a corporation formed under the laws of the province of Ontario (“Waterloo”); and

WHEREAS, Waterloo owns all of the issued and outstanding capital stock of Mediamounts Ltd., a corporation formed under the laws of the province of Ontario (“Mediamounts” and, together with Dynaslide and Waterloo, the “Transferred Companies” and each, a “Transferred Company”);

WHEREAS, CompX operates the business of manufacturing and selling certain furniture components through its direct and indirect subsidiaries Dynaslide, Waterloo, Mediamounts, CompX Asia and CompX Precision Slides Inc., a Michigan corporation (“Precision”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Canada Buyer desires to purchase, and CompX desires to sell to Canada Buyer, all of the issued and outstanding capital stock of Waterloo;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Taiwan Buyer desires to purchase, and CompX Asia desires to sell to Taiwan Buyer, all of the issued and outstanding capital stock of Dynaslide; and

WHEREAS, immediately following the sale of the Transferred Companies, CompX Asia and Precision will continue as direct or indirect subsidiaries of CompX;

WHEREAS, capitalized terms used herein without definition will have the respective meanings set forth in Article VI;

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SHARES

1.1 Basic Transaction.

On the terms and subject to the conditions set forth in this Agreement, at the Closing, Canada Buyer shall purchase from CompX and CompX shall sell, assign, transfer and deliver to Canada Buyer all of the issued and outstanding capital stock of Waterloo, and Taiwan Buyer shall purchase from CompX Asia and CompX Asia shall sell, assign, transfer and deliver to Taiwan Buyer, all of the issued and outstanding capital stock of Dynaslide, in each case free and clear of all Encumbrances.  The capital stock to be purchased and sold hereunder is referred to as the “Securities.”

1.2 Closing Transactions.

(a) Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Baker Botts L.L.P. in Dallas, Texas, at 10:00 a.m. local time on the date hereof (except as specified in Section 1.2(b)(iii) below) (the “Closing Date”) simultaneous with the execution and delivery of this Agreement.

(b) Deliveries.  At the Closing:

(i) Buyers shall pay to CompX and CompX Asia an amount equal to the Estimated Purchase Price (as defined in Section 1.3(b) below), by wire transfer of immediately available funds to an account or accounts designated by Sellers;

(ii) Buyers shall deliver the Estimated Closing Indebtedness to the holder(s) thereof by wire transfer of immediately available funds to an account designated by the holder(s) thereof;

(iii) Sellers shall deliver to Buyers certificates representing the Securities, duly endorsed in blank or accompanied by duly executed stock powers, with appropriate transfer stamps (if any) affixed thereto (provided, that the certificates representing the shares of Dynaslide shall be delivered in Taiwan);

(iv) Sellers and Buyers, as applicable, shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of any such party under Article II below;

(v) CompX Asia and Taiwan Buyer shall deliver the Local Share Purchase Agreement in the form of Exhibit A hereto, duly executed by each such Party;

(vi) Taiwan Buyer shall deliver a copy of the receipt for Taiwan Buyer’s payment of the securities transaction Taxes levied on the transfer of shares of Dynaslide; and

(vii) CompX and CompX Asia shall deliver to Canada Buyer and Taiwan Buyer, respectively, all corporate books and records and registered seals and chops of the Transferred Companies in their respective possession.

1.3 Purchase Price.

(a) The aggregate consideration to be paid for the Securities shall be an amount equal to the sum of the Purchase Price (as adjusted) plus the Additional Closing Payments.  The “Purchase Price” shall be an amount equal to cash in the amount of $55,000,000 (the “Base Price”), plus/minus (as the case may be) (A) the amount (if any) by which the Net Working Capital as of the close of business on December 30, 2012 prepared in accordance with the Net Working Capital Principles (the “Closing Net Working Capital”) is greater than the target net working capital set forth on Exhibit C (the “Target Net Working Capital”), in which case, such excess will be added, or the amount by which (if any) the Closing Net Working Capital is less than the Target Working Capital, in which case, such deficiency shall be subtracted, plus (B) the amount of Closing Cash, minus (C) the amount of Closing Indebtedness, minus (D) the Insurance Premium Allocation.  The Purchase Price will be adjusted following the Closing pursuant to Section 1.3(i) by the amount, if any, of the Excess EBITDA Adjustment (which will be added) or the EBITDA Shortfall Adjustment (which will be subtracted).

(b) At the Closing, Buyers shall pay to Sellers in the manner described in clause (i) of Section 1.2(b) above an amount (the “Estimated Purchase Price”) equal to (i) the Base Price, plus/minus (as the case may be) (ii) the amount (if any) by which the Estimated Net Working Capital is greater than Target Working Capital, in which case, such excess will be added, or the amount by which (if any) the Estimated Net Working Capital is less than the Target Working Capital, in which case, such deficiency shall be subtracted, plus (iii) the Estimated Closing Cash, minus (iv) the Estimated Closing Indebtedness, minus (v) the Insurance Premium Allocation.  At the Closing, Buyers shall also pay (x) the holders of Indebtedness, if any, an amount equal to the Estimated Closing Indebtedness held by such holder and (y) the Insurance Premium to the insurer issuing the Insurance Policy (the amount in the foregoing clause (x) and the Insurance Premium Allocation, collectively, the “Additional Closing Payments”).

(c) Sellers have delivered to the Buyers a certificate (the “Initial Closing Certificate”) setting forth (i) an estimated consolidated balance sheet of the Transferred Companies as of the close of business on December 30, 2012, prepared in accordance with GAAP applied on a basis consistent with the principles used in the preparation of the Latest Balance Sheet, (ii) an estimated calculation of Closing Net Working Capital prepared in accordance with the definition of Closing Net Working Capital (the “Estimated Net Working Capital”), (iii) the estimated amount of Closing Cash (the “Estimated Closing Cash”) and (iv) the estimated amount of Closing Indebtedness (the “Estimated Closing Indebtedness”).

(d) Within ninety (90) days following the Closing Date, Sellers shall deliver to Buyers (x) a certificate (the “Final Closing Certificate”) setting forth (i) a consolidated balance sheet of the Transferred Companies prepared in accordance with GAAP applied on a basis consistent with the principles used in the preparation of the Latest Balance Sheet and derived from the audited consolidated financial statements of Sellers as of December 30, 2012 (in its final and binding form, the “Closing Balance Sheet”), (ii) Sellers’ proposed calculation of the Closing Net Working Capital, (iii) Sellers’ proposed calculation of the Closing Cash, (iv) Sellers’ proposed calculation of the Closing Indebtedness and (v) Sellers’ calculation of the resulting Purchase Price calculated with reference to such amounts (in its final and binding form, together with the Closing Balance Sheet, the “Purchase Price Calculation”) and (y) a calculation of the 2012 EBITDA (the “2012 EBITDA Calculation”).  The final determination of Closing Net Working Capital, Closing Cash and Closing Indebtedness is not intended to permit the introduction of different accounting methods, policies, practices, procedures or estimation methods from those used in determining the amount of the Target Net Working Capital and Estimated Net Working Capital, it being the intent of the Parties that the Closing Net Working Capital will be calculated consistently with the Target Net Working Capital and Estimated Net Working Capital in order to allow a meaningful comparison of the Closing Net Working Capital to the Target Net Working Capital and Estimated Net Working Capital, respectively.  From and after the Closing Date, Buyers shall give Sellers and their representatives (including their auditors) reasonable access during normal business hours to the books and records, working papers, the accounting and other appropriate personnel and the independent accountants of the Transferred Companies in order to enable Sellers to prepare the CompX audited consolidated financial statements for the fiscal year ending December 30, 2012 and CompX’s Annual Report on Form 10-K for the fiscal year ending December 30, 2012.

(e) During the sixty (60)-day period immediately following Buyers’ receipt of the Purchase Price Calculation and the 2012 EBITDA Calculation, Buyers shall be provided with reasonable access to the books and records, working papers, the accounting and other appropriate personnel and, subject to the limitations herein, the independent accountants of Sellers to the extent related to the preparation of the Purchase Price Calculation, determination of the Purchase Price and 2012 EBITDA Calculation.  The Purchase Price Calculation and 2012 EBITDA Calculation shall become final and binding upon the parties on the sixty-first (61) day following Buyers’ receipt thereof unless Buyers give written notice of their disagreement in respect of Closing Net Working Capital, Closing Cash, Closing Indebtedness and/or 2012 EBITDA (a “Notice of Disagreement”) to Sellers prior to such date.  Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted in Buyers’ reasonable and good faith determination.  During the twenty (20) days following delivery of a Notice of Disagreement, the parties shall seek in good faith to resolve in writing any differences which they have with respect to the matters specified in the Notice of Disagreement.  Following delivery of a Notice of Disagreement, Sellers and their agents and representatives shall be permitted to review Buyers’ and their representatives’ working papers relating to the Notice of Disagreement.  If required by the independent accountants of the Sellers or the Transferred Companies, such independent accountants shall not be obligated to make any work papers or other records available to Buyers unless and until Buyers have signed such independent public accountants’ customary agreement relating to such access and work papers or records; provided that Sellers shall use commercially reasonable efforts to cause such independent public accountants to cooperate with Buyers in signing such agreement.  If Sellers and Buyers agree in writing prior to the expiration of the twenty (20) day period discussed above on the amount of the Purchase Price and the 2012 EBITDA (whether such amounts are the same or different from the Purchase Price Calculation contained in the Final Closing Certificate and the 2012 EBITDA Calculation) the “Final Purchase Price” for purposes of Section 1.3(h) and the “Final 2012 EBITDA” for purposes of Section 1.3(i) shall be the amounts so agreed.

(f) At the end of the twenty (20)-day period referred to above, the parties shall submit to the Valuation Firm for review and resolution of all matters (but only such matters) that remain in dispute and that were properly included in the Notice of Disagreement.  The Valuation Firm shall make a final determination of the Closing Net Working Capital, Closing Cash, Closing Indebtedness, the resulting Purchase Price calculated with reference to such amount and the 2012 EBITDA to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit D.  The parties will cooperate with the Valuation Firm during the term of its engagement.  The Purchase Price Calculation and the determination of the Closing Net Working Capital, the Closing Cash, Closing Indebtedness, the resulting Purchase Price calculated with reference thereto and the 2012 EBITDA Calculation shall become final and binding on the parties on the date the Valuation Firm delivers its final resolution in writing to the parties, absent fraud or manifest error.  Each Party hereto represents to the others that neither it nor any of its Affiliates has engaged the Valuation Firm for any matters within the last 12 months.

(g) Promptly after the final determination of the Closing Net Working Capital, Closing Cash and Closing Indebtedness, the resulting Purchase Price calculated with reference to such amounts and the 2012 EBITDA become final and binding on the parties under Section 1.3(f) above, the Purchase Price shall be calculated by giving effect to the final and binding amounts of Closing Net Working Capital, Closing Cash and Closing Indebtedness (the “Final Purchase Price”) and the final and binding determination of the 2012 EBITDA shall be deemed the “Final 2012 EBITDA.”

(h) Should the Estimated Purchase Price exceed the Final Purchase Price, Sellers shall pay such excess in cash to Buyers within three (3) Business Days after the determination of the Purchase Price becomes final and binding on the parties (the “Finalization Date”).  Should the Final Purchase Price equal or exceed the Estimated Purchase Price, Buyers shall pay such excess in cash to Sellers within three (3) Business Days after the Finalization Date.

(i) If the Final 2012 EBITDA is greater than $9,400,000 (the amount of such excess, the “Excess EBITDA”), then Buyers shall pay an amount equal to the product of (i) the Excess EBITDA multiplied by (ii) 6 (the resulting product, the “Excess EBITDA Adjustment”) in cash to Sellers within three (3) Business Days after the determination of the Final 2012 EBITDA.  If the Final 2012 EBITDA is less than $8,800,000 (the absolute value of such shortfall, the “EBITDA Shortfall”), then Sellers shall pay an amount equal to the product of (i) the EBITDA Shortfall multiplied by (ii) 6 (the resulting product, the “EBITDA Shortfall Adjustment”) in cash to Buyers within three (3) Business Days after the determination of the Final 2012 EBITDA.

(j) In satisfying the payments as described above in paragraphs (h) and (i) above, all amounts due and owing shall be netted so that only one aggregate payment is made.

ARTICLE II

CONDITIONS TO CLOSING

2.1 Conditions to Buyers’ Obligations.

The following conditions have been satisfied or waived on or prior to the Closing Date:

(a) Sellers shall have received or obtained all third-party consents and approvals identified on Schedule 2.1(a) (collectively, the “Third-Party Approvals”), if any, in each case the form of which shall be reasonably satisfactory to Buyers;

(b) All governmental and regulatory consents, approvals, and authorizations identified on Schedule 2.1(b) (collectively, the “Governmental Approvals”) shall have been obtained;

(c) No injunction, judgment, order, decree or ruling is in effect that would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby;

(d) Sellers shall have delivered to Buyers a payoff letter, release, and lien discharge issued by each holder, if any, of Closing Indebtedness described in clauses (i) and (ii) of the definition of Indebtedness, setting forth the amount of such Closing Indebtedness and evidencing the release of all Encumbrances (other than Permitted Encumbrances) on the Transferred Companies’ assets securing such Closing Indebtedness;

(e) CompX shall deliver to Buyers the FIRPTA Affidavit;

(f) At the Closing, Sellers shall have delivered to Buyers (i)  copies of all Third-Party Approvals (if applicable) and (as applicable) Governmental Approvals; (ii) certified copies of the (A) articles of incorporation, certificate of formation, memorandum of association, by-laws and/or other governing documents of the Transferred Companies and (B) resolutions of Sellers’ boards of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (iii) the resignations, effective as of the Closing, of each director and officer of the Transferred Companies requested by Buyers prior to the Closing; (iv) any applicable foreign jurisdiction good standing equivalent (if any) for each of the Transferred Companies from their respective jurisdictions of incorporation, in each case dated as of a recent date prior to or on the Closing Date; and (v) such other documents or instruments as are required to be delivered by Sellers or the Transferred Companies at the Closing pursuant to the terms hereof; and

(g) the Insurance Policy shall be in full force and effect as of the Closing in substantially the form previously agreed by the parties hereto.

Any condition specified in this Section 2.1 that has been waived by Buyers is set forth in a writing duly executed by Buyers.  If Buyers waive the condition set forth in Section 2.1(g), then, notwithstanding anything to the contrary in this Agreement, the Insurance Premium Allocation shall not reduce or be subtracted from the Base Price for purposes of calculating the Purchase Price and the Estimated Purchase Price.  Any waiver by Buyers of such condition shall not affect the limitations on indemnification contained in this Agreement, including without limitation those set forth in Section 5.2(a).

2.2 Conditions to Sellers’ Obligations.

The following conditions have been satisfied or waived at or prior to the Closing:

(a) Sellers shall have received or obtained all third-party consents, approvals and authorizations identified on Schedule 2.2(a) (if any) and all Governmental Approvals;

(b) No injunction, judgment, order, decree or ruling is in effect that would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby;

(c) At the Closing, Buyers shall have delivered to Sellers (i)  certified copies of the resolutions of Buyers’ boards of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and (ii) such other documents, instruments and cash as are required to be delivered by Buyers at the Closing pursuant to the terms hereof, including Section 1.2(b).

Any condition specified in this Section 2.2 that has been waived is set forth in a writing duly executed by Sellers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING

THE TRANSFERRED COMPANIES AND SELLERS

As a material inducement to Buyers to enter into this Agreement and consummate the transactions contemplated hereby, Sellers hereby jointly and severally represent and warrant to Buyers that, except as set forth in the Schedules delivered on the date of this Agreement by Sellers (whether or not reference to a particular Schedule is made below in this Article III):

3.1 Capacity, Organization, Corporate Power and Licenses.

(a)           Sellers have all requisite corporate power, authority and legal capacity to enter into this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder.  Each of the Transferred Companies is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation or organization and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.  Each of the Transferred Companies possesses all requisite corporate power and authority necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement.  The copies of each Transferred Company’s certificate of incorporation, by-laws, certificate of formation, memorandum of association or other governing documents, as the case may be, which have been furnished to Buyers reflect all amendments made thereto and are correct and complete. The minute books (containing the records of meetings of the shareholders, directors, and members or other governing body), the stock or share capital certificate books and the stock or share capital record books of the Transferred Companies are correct and complete in all material respects, except to the extent Losses to the Buyer Parties with respect thereto do not exceed $100,000. No Transferred Company is in default under or in violation of any provision of its certificate of incorporation, by-laws, certificate of formation, memorandum of association or other governing documents, as the case may be, except to the extent Losses to the Buyer Parties with respect thereto do not exceed $100,000.

(b)           Schedule 3.1 sets forth a list all of the officers and directors, of each Transferred Company.

3.2 Capital Stock and Related Matters .

Schedule 3.2 sets forth for each of the Transferred Companies the jurisdiction of incorporation or formation, the entire authorized, issued and outstanding amounts of capital stock of each such Transferred Company.  CompX is the record owner, directly or indirectly through CompX Asia or one of the Transferred Companies, of, and has good and valid title to, all of such outstanding capital stock of the other Transferred Companies, free and clear of all Encumbrances, other than restrictions on transfer under securities laws or applicable foreign laws.  All of the issued and outstanding shares of each of the Transferred Companies have been duly authorized, are validly issued, fully paid, and (except for applicable requirements under applicable Law) nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal.  At the Closing, Sellers shall deliver to Buyers good and valid title to the Securities, free and clear of all Encumbrances, other than Encumbrances as a result of Buyers’ financing or other actions taken by Buyers and restrictions on transfer.  None of the Transferred Companies has outstanding (i) any securities convertible or exchangeable for any of its shares or containing any profit participation features, (ii) any rights or options to subscribe for or to purchase its capital stock or any securities convertible into or exchangeable for its capital stock, or (iii) any stock appreciation rights or phantom stock plan.  None of the Transferred Companies is subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its shares.  None of the Transferred Companies has violated in any material respect any securities Laws in connection with the offer, sale or issuance of its shares.  There are no agreements with either Seller with respect to the voting or transfer of any of the Transferred Companies’ shares.

3.3 Authorization; Noncontravention.

(a) The execution, delivery and performance of this Agreement and the Ancillary Agreements to which either Seller is a party has been duly authorized by the respective Seller, and no other corporate act or other proceeding on the part of such Seller or its board of directors is necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby.

(b) This Agreement has been duly executed and delivered by each Seller and constitutes a valid and binding obligation of each Seller, enforceable against it in accordance with its terms, and each of the other Ancillary Agreements to which either Seller is or will be a party, when executed and delivered by such Seller and the other parties thereto, as applicable, in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of such Seller, as applicable, enforceable against such Seller in accordance with its respective terms, except in the case of this Agreement or any such other Ancillary Agreements, as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

(c) The execution and delivery by Sellers of this Agreement and the Ancillary Agreements and the fulfillment of and compliance with the respective terms hereof and thereof by Sellers do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Encumbrance upon the Transferred Companies’ capital stock or assets pursuant to, (iv) give any third party thereto the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval or exemption of or by or notice or declaration to, or filing with, any third party or any Governmental Authority pursuant to, (A) Sellers’ and the Transferred Companies’ respective charter documents, by-laws, memorandum of association, or other applicable constituent documents, as the case may be, (B) any Law to which Sellers or the Transferred Companies are subject, or (C) any agreement, instrument, license, permit, order, judgment or decree to which Sellers or the Transferred Companies is a party or, in the case of an order, judgment or decree, is subject, except in the case of clauses (B) and (C), for any such matter that would not reasonably be expected to result in a Material Adverse Effect.

3.4 Subsidiaries.

Each of the Transferred Companies’ subsidiaries is listed on Schedule 3.4.

3.5 Financial Statements.

Attached hereto as Schedule 3.5 are the following financial statements:

(a) the unaudited consolidated balance sheet of the Transferred Companies, together with Precision, as of December 31, 2011, December 31, 2010 and December 31, 2009, and the related statements of income and cash flows (or the equivalent) for the fiscal years then ended; and

(b) the unaudited consolidated balance sheet of the Transferred Companies as of September 30, 2012 (the “Latest Balance Sheet”), and the consolidated statements of income and cash flows (or the equivalent) of the Transferred Companies, together with Precision, for the nine-month period then ended.

Each of the foregoing financial statements (including in all cases the notes thereto, if any) was derived from the financials statements of CompX as of the dates set forth in (a) and (b) above and fairly presents, in all material respects, the financial position as of the dates thereof and operating results for the periods indicated therein of the Transferred Companies and has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures (none of which footnote disclosures would, alone or in the aggregate, be materially adverse to the results of operations, assets or liabilities of the Transferred Companies taken as a whole) and (ii) normal year-end adjustments (none of which are inconsistent with past practice or, individually or in the aggregate, material).

3.6 Accounts Receivable.

All accounts and notes receivable to be reflected on the Closing Balance Sheet (net of allowances for doubtful accounts as reflected thereon) shall be valid receivables arising in the Ordinary Course of Business.  No Person has any Encumbrance (other than a Permitted Encumbrance) on such receivables or any part thereof, and no Transferred Company, or any Affiliate of a Transferred Company on behalf of such Transferred Company, has agreed with the obligor thereof to any deduction, free goods, discount or other deferred price or quantity adjustment with respect to any such receivables (subject to the reserve for doubtful accounts to be reflected in the Closing Balance Sheet).  To the Transferred Companies’ knowledge, there is no pending contest or dispute with respect to the amount or validity of any amount of any account receivables identified in the Latest Balance Sheet.

3.7 Inventory.

All of the Transferred Companies’ inventory to be reflected on the Closing Balance Sheet consists of a quantity and quality usable or salable in the Ordinary Course of Business and is not obsolete, defective, damaged or slow-moving, subject, in each case, to the reserves for inventory write-down set forth on the face of the Closing Balance Sheet (rather than the notes thereto) and except for returned goods and rework goods returned to inventory.  For purposes of this Agreement, slow-moving inventory means inventory that is classified as such consistent with the past practices of Sellers described on Schedule 3.7.  None of the Transferred Companies’ inventory is subject to consignment or similar arrangements with respect to such inventory.

3.8 Absence of Undisclosed Liabilities.

Other than (a) Liabilities reflected on the Latest Balance Sheet, (b) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business of the Transferred Companies (none of which is a Liability for material breach of contract, tort, infringement or material violation of law), (c) Liabilities under contracts and commitments described on Schedule 3.12 or under contracts and commitments entered into in the Ordinary Course of Business which are not required to be disclosed on such Schedule pursuant to Section 3.12 below (but not Liabilities for any breach of any such contract or commitment occurring on or prior to the Closing Date), or (d) Liabilities described in Schedule 3.8, none of the Transferred Companies has any Liability that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

3.9 No Material Adverse Effect.

Since January 1, 2012, a Material Adverse Effect has not occurred.

3.10 Absence of Certain Developments.

Since January 1, 2012, other than as set forth on Schedule 3.10, none of the Transferred Companies has taken any of the following actions:

(a) entered into, amended or terminated any Material Contract (other than as already disclosed on (including any Material Contract disclosed on) Schedule 3.12);

(b) made any Investments in any third Person (other than a Subsidiary existing at the date of this Agreement) or taken any steps to incorporate any Subsidiary;

(c) made or granted any bonus or any wage or salary increase to any employee or group of employees (except (i) as required by any pre-existing contracts described on Schedule 3.12 or any existing employee benefit plan, (ii) in the Ordinary Course of Business to employees whose annual compensation is less than $60,000 and (iii) raises effective January 1, 2012 granted to employees in the Ordinary Course of Business), or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement or entered into, amended or terminated any collective bargaining agreement or other employment agreement;

(d) implemented any facility closing or other layoff of employees that would reasonably be expected to result in a liability in excess of $100,000;

(e) issued any capital stock or other equity securities or any securities or rights convertible, exchangeable or exercisable into any capital stock or other equity securities;

(f) redeemed, purchased or otherwise acquired directly or indirectly any of their issued and outstanding capital stock, or any outstanding rights or securities exercisable or exchangeable for or convertible into their capital stock or other equity securities;

(g) amended their articles of incorporation, by-laws or other organizational documents or issued or agreed to issue any capital stock or any rights or options to acquire, or securities convertible into or exchangeable for, any of their capital stock;

(h) engaged in any transaction or entered into any contract with any officer, director, stockholder or other insider or Affiliate of the Transferred Companies, other than compensation arrangements permitted by clause (c) above and sales of inventory or other products or materials in the Ordinary Course of Business;

(i) executed any Guaranty, issue any notes, bonds or other debt securities or otherwise incur or create any material Indebtedness;

(j) canceled, for less than full consideration, any debts or claims owing to the Transferred Companies or waived any rights the Transferred Companies may enforce against third parties, in each case with a value in excess of $75,000 in the aggregate;

(k) purchased, sold, assigned, transferred, licensed, leased, dispose of or otherwise encumbered (other than Permitted Encumbrances) any material property or assets (other than the purchase and sale of inventory and capital equipment in the Ordinary Course of Business);

(l) made any material change in any method of accounting or accounting policies other than as required by GAAP;

(m) made any commitment for capital expenditures, individually or in the aggregate, in excess of $50,000 (other than capital expenditures contemplated by the current capital expenditure summary made available to Buyers);

(n) disclosed any Confidential Information to any Person (other than to Buyers and their Affiliates and other than in the Ordinary Course of Business), or abandoned or permitted to lapse any of the registered or filed Intellectual Property owned by the Transferred Companies; or

(o) agreed, whether orally or in writing, to do any of the foregoing.

3.11 Tangible Assets .

(a) Each of the Transferred Companies has good and valid title to, or a valid leasehold interest in or rights to use, all material tangible properties and assets used by it in the conduct of its business as currently conducted or located on its premises, free and clear of all Encumbrances (except for Encumbrances disclosed on the Latest Balance Sheet (including any notes thereto) and Permitted Encumbrances).  All of the Transferred Companies’ buildings (including all components of such buildings, structures and other improvements), equipment, machinery, appurtenances, improvements and other tangible assets (whether owned or leased) material to the conduct of the business as currently conducted by the Transferred Companies are in good operating condition and repair (ordinary wear and tear excepted), other than routine repairs and repairs not to exceed, individually, $100,000.00.  The machinery, equipment and tangible property (including the services and utilities provided to such tangible property) which the Transferred Companies own or have the right to use constitute all of the tangible property and assets and interests therein necessary to conduct the business of the Transferred Companies in all material respects as currently conducted.

3.12 Contracts and Commitments.

(a) Schedule 3.12 lists each of the following contracts (currently in effect) to which any of the Transferred Companies is a party or by which it is bound (each, a “Material Contract”):

(i) collective bargaining agreement or other agreement with any labor organization;

(ii) contract for the employment, retainer or engagement of any officer, individual employee or other Person on a full-time, part-time, consulting, independent contractor or other basis pursuant to which the Transferred Companies will be required after the date of this Agreement to pay consideration in excess of $25,000 or relating to loans for borrowed money to officers, directors, managers, members or Affiliates;

(iii) any settlement, conciliation or similar agreement with any Governmental Authority pursuant to which the Transferred Companies will be required after the date of this Agreement to pay consideration in excess of $100,000;

(iv) contract under which any Person has outstanding Indebtedness owing to any of the Transferred Companies in the aggregate exceeding $100,000;

(v) agreement or indenture relating to Indebtedness of, or to the mortgaging, pledging or otherwise placing any secured Encumbrance on any material asset or material group of assets of, any of the Transferred Companies;

(vi) Guaranty, performance bond or similar agreement;

(vii) lease or agreement under which any of the Transferred Companies is the lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $100,000;

(viii) lease or agreement under which any of the Transferred Companies is the lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Transferred Companies;

(ix) contract or group of related contracts with the same party (or group of parties that, to the Transferred Companies’ knowledge, are affiliates of such party) the performance of which requires payments to be made to any of the Transferred Companies, or by any of the Transferred Companies to such party or parties, in the aggregate in excess of $100,000, other than purchase and sales orders incurred in the Ordinary Course of Business;

(x) assignment, license or royalty agreement relating to any Intellectual Property Rights licensed to or by any of the Transferred Companies (other than licenses of unmodified, commercially available “off the shelf” or “click-through” software with an aggregate purchase price or annual license fee of less than $100,000);

(xi) agreement with a term of more than six (6) months which is not terminable by the Transferred Companies upon less than thirty (30)  days’ notice without penalty and requires payments to be made to any of the Transferred Companies, or by any of the Transferred Companies to a third party, in excess of $100,000 annually, other than purchase and sales orders incurred in the Ordinary Course of Business;

(xii) contract regarding voting, transfer or other arrangements related to any of the Transferred Companies’ capital stock, or share capital, as applicable, or warrants, options or other rights to acquire any of the Transferred Companies’ capital stock, or share capital, as applicable; or

(xiii) contract or agreement prohibiting it from freely engaging in any business substantially similar to the business currently conducted by the Transferred Companies anywhere in the world; or

(xiv) any other agreement which is material to the operations and business of any of the Transferred Companies and involves payments to be to such Transferred Company or by such Transferred Company to a third party in excess of $500,000 annually.

(b) All of the Material Contracts set forth or required to be set forth on Schedule 3.12 are valid, binding and enforceable against the Transferred Company party thereto in accordance with their respective terms and are in full force and effect, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.  Except as set forth on Schedule 3.12, (i) none of the Transferred Companies is in default in any material respect under or in breach in any material respect of (whether with or without the passage of time, the giving of notice or both) nor in receipt of any notice of default or breach under any Material Contract to which any of the Transferred Companies is subject; (ii)  to the Transferred Companies’ knowledge, no Transferred Company has incurred any penalty or triggered any right of set-off by the counterparty thereto under the terms of any Material Contract to which such Transferred Company is a party resulting from late performance or delivery by such Transferred Company thereunder; (iii) to the Transferred Companies’ knowledge, within the last six months prior to the date of this Agreement no Transferred Company has received from the other party thereto any notice of cancellation or material modification of the current terms and conditions of any Material Contract to which any of the Transferred Companies is bound; and (iv) to the Transferred Companies’ knowledge, as of the date of this Agreement, no other party to any Material Contract to which it is a party is in breach in any material respect of its obligations thereunder.

(c) Sellers have made available to Buyers the standard warranty terms and conditions currently provided to customers of the business of the Transferred Companies.  Schedule 3.12 identifies any contract currently in effect to which any of the Transferred Companies is a party or by which it is bound that contains any material modifications to these standard warranty terms and conditions.

(d) Sellers have made available to Buyers true and correct copies of each Material Contract set forth on Schedule 3.12, together with all amendments thereto.  To the extent applicable, the contracts identified on Schedule 3.12 are separately identified by the type of contract.

3.13 Intellectual Property Rights.

(a) Schedule 3.13(a) contains a complete and accurate list of all worldwide (i) registered or patented Intellectual Property Rights owned by the Transferred Companies and (ii) pending applications for registrations and patent applications of Intellectual Property Rights filed by or on behalf of the Transferred Companies.  The Transferred Companies own all right, title and interest to, or have the right to use pursuant to a valid license (each of which is listed on Schedule 3.13(a) (other than shrink wrap or commercially available “off-the-shelf” software licenses with an aggregate purchase price or annual license fee of less than $100,000)), all Intellectual Property Rights that are necessary for or currently used in the businesses of the Transferred Companies.

(b) Except as set forth on Schedule 3.13(b), (i) there have been no written claims by any third party made against any of the Transferred Companies asserting the invalidity of any patent contained in, the registerability, patentability or ownership by a third party of, the misuse by any Transferred Company of, or the unenforceability of, any of the Intellectual Property Rights owned by the Transferred Companies, (ii) none of the Transferred Companies nor Sellers has received any written notices of, and neither Seller nor the Transferred Companies has knowledge of any infringement or misappropriation by any third party of any Intellectual Property Rights owned by the Transferred Companies (including any written demand or request that the Transferred Companies license any rights from a third party), and (iii) the conduct of the Transferred Companies’ businesses as currently conducted does not infringe or misappropriate any Intellectual Property Rights of other Persons.

(c) None of the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related computer systems or software that are used or relied on by the Transferred Companies in the conduct of their business has experienced material failures, breakdowns or continued substandard performance in the past twelve (12) months that has caused substantial disruption or interruption in the Transferred Companies’ use thereof.

(d) To the Transferred Companies’ knowledge, (i) no Transferred Company has experienced any security breach in any material respect relating to any personal information of its customers, nor has any Transferred Company received any notice or written complaints from any of its customers regarding unauthorized disclosure of their personal information; and (ii) each Transferred Company is in compliance in all material respects with all regulations of the credit card industry and its member banks applicable to the business currently conducted by the Transferred Companies regarding the collection, storage and disposal of its customers’ credit card data.

3.14 Litigation.

Except as set forth on Schedule 3.14, there are no, and since January 1, 2010 there have been no, material actions, charges, complaints, suits, proceedings (including any arbitrations and mediations), investigations, audits, grievances or claims at law or in equity, before or by any Governmental Authority (“Legal Proceedings”) pending or, to the Transferred Companies’ knowledge, threatened against the Transferred Companies or the Owned Real Property (or to the Transferred Companies’ knowledge, pending or threatened against the Leased Real Property or any of the officers or directors of the Transferred Companies with respect to the business activities of the Transferred Companies), or pending or threatened by the Transferred Companies against any Person, at law or in equity, or before or by any Governmental Authority.  None of the Transferred Companies is subject to any judgment, order or decree of any Governmental Authority.  There are no Legal Proceedings pending or, to Sellers’ knowledge, threatened against Sellers seeking to restrain or prohibit the transactions contemplated hereby.  To Sellers’ knowledge, (i) none of the controlling stockholders of Sellers have any claims of any kind or nature against the Transferred Companies and (ii) none of the Transferred Companies has any Liabilities to any of the controlling stockholders of Sellers.

3.15 Compliance with Laws.

(a) Each of the Transferred Companies is, and since January 1, 2010 has been, in compliance with all applicable Laws relating to the operation of its business and the maintenance and operation of its properties and assets, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.  Since January 1, 2010, no notices have been received by and no Legal Proceedings have been filed before any Governmental Authority against any of the Transferred Companies alleging a violation of any such Laws in any material respect.

(b) Each of the Transferred Companies holds and is, in all material respects, in compliance with all material certificates of occupancy, permits, licenses, franchises, bonds, approvals, certificates, registrations, accreditations and other authorizations of all Governmental Authorities required for the conduct of its business and the ownership of its properties, and Schedule 3.15(b) sets forth a list of all of such material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations.  Since January 1, 2010, no written notices, or to the Transferred Companies’ knowledge, other indications, have been received by any of the Transferred Companies alleging the failure to hold or material violation of any of the items listed in Schedule 3.15(b).

3.16 Environmental Matters.

None of the Transferred Companies is or has been, in violation of, or has any Liability under, any Laws regulating the protection of the environment or public health applicable to the business and operations of the Transferred Companies, except for such violations or Liabilities that would not reasonably be expected to have a Material Adverse Effect.  None of the Transferred Companies has received any lawsuit, written claim or other written notice of noncompliance, violation or Liability under such Laws which remains unresolved.  Sellers and the Transferred Companies have made available to Buyers all written audits, reports and other material documentation, dated as of a date between January 1, 2012 and the date hereof, relating to compliance by or Liabilities of such Transferred Companies with Laws regulating the protection of the environment or public health applicable to the business which are in their possession or control.

3.17 Employees.

(a) Schedule 3.17(a) sets forth the name, title, status as full or part time, length of service, current annual salary or wages, bonus and commission entitlement of each of the Transferred Companies’ employees receiving more than $60,000 in annual compensation and whether any employees are absent from active employment, including, but not limited to, leave of absence or disability (and where an employee is absent or on leave, the type of absence or leave and expected return to work date).  Except as set out in Schedule 3.17(a), there are no employees currently: (i) receiving workplace safety and insurance benefits, (ii) absent from work and such absence has been continuous for a period in excess of one month, (iii) on any leave, including any pregnancy, parental, maternity or adoption leave or (iv) receiving disability benefits.  The Transferred Companies have complied in all material respects with all Laws relating to labor and employment (including provisions thereof relating to wages, hours, vacation, employment standards, occupational health and safety, redundancies, workers’ compensation, pay equity, human rights, equal employment opportunity, collective bargaining, immigration and work authorization, and the collection, remittance and payment (as the case may be) of social security, employment insurance, statutory deductions and withholdings, and other Taxes).

(b) Except as set forth in Schedule 3.17(b), no Transferred Company is a party to any collective bargaining agreement or similar labor relationship with any labor organization.  To the knowledge of the Transferred Companies, since January 1, 2010 there have been no labor union organizing or decertification activities pending.  Since January 1, 2010, there has been no labor strike, lockout, picket, work stoppage or other material labor dispute pending or, to the Transferred Companies’ knowledge, threatened against any of the Transferred Companies which would reasonably be expected to adversely affect the business conducted by the Transferred Companies in any material respect.  Since January 1, 2010, there has been no unfair labor practice charge, complaint or dispute pending, or to the knowledge of the Transferred Companies, threatened before a Governmental Authority that would reasonably be expected to adversely affect the Transferred Companies in any material respect.  To the knowledge of the Transferred Companies, no application by any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent is pending before a Governmental Authority to have any Transferred Companies declared a related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which any Transferred Company carries on business.

(c) To the Transferred Companies’ knowledge, none of the Transferred Companies’ executive employees are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements in conflict with the business of the Transferred Companies as currently conducted, except for agreements with the Transferred Companies.

(d) With respect to this transaction, any notice that would reasonably be expected to be required under any Law applicable to the business of the Transferred Companies has been given, and, to the Transferred Companies’ knowledge, all bargaining obligations with any Person that would reasonably be expected to be an employee representative have been satisfied.  Schedule 3.17(d) sets forth the identities and work places of all Persons whose employment was involuntarily (or to the Transferred Companies’ knowledge, constructively) terminated by a Transferred Company during the ninety (90)-day period prior to the Closing Date.  Since January 1, 2010, no Transferred Company has implemented any “plant closing” (as defined in the WARN Act), “mass layoff” (as defined in the WARN Act) “collective dismissal” or “mass termination”, in each case, affecting any of the Transferred Company facilities that would be reasonably expected to result in a material violation of any applicable Laws relating to mass layoffs or plant closures.

(e) To the knowledge of the Transferred Companies, no executive officer, manager, or key employee has any present intention to terminate his/her employment with any Transferred Company.

(f) Each Transferred Company has made available to Buyers all material inspection reports or orders issued by a Governmental Authority to the Transferred Companies since January 1, 2010 under the Occupational Health and Safety Act (Ontario) and the employee occupational health and safety Laws of any other applicable jurisdiction.

(g) All fines, assessments and penalties assessed by a Governmental Authority against a Transferred Company pursuant to the Workplace Safety and Insurance Act (Ontario) (and any applicable workers’ compensation Laws in the other jurisdictions in which the businesses of the Transferred Companies are conducted) have been paid in full and to the Transferred Companies’ knowledge there is no audit currently being performed pursuant to any such Laws that relates to a Transferred Company.  Each Transferred Company has made available to Buyers copies of the New Experimental Experience Rating statements since January 1, 2010.  There has been no change in the rating assessment applicable to a Transferred Company under the Workplace Safety and Insurance Act (Ontario) and other similar workers’ compensation legislation during the past two years.  No Transferred Company has been subject to any special or penalty assessment or surcharge since January 1, 2010, including but not limited to, experience rating surcharges and workwell surcharges under the Workplace Safety and Insurance Act (Ontario) and other similar worker’s compensation legislation, and to the knowledge of the Transferred Companies, there are no circumstances that would permit or result in a special or penalty assessment or surcharge under such legislation or the applicable experience rating plan or program.

3.18 Employee Benefit Plans.

(a) Schedule 3.18 sets forth a complete and accurate list of each material retirement, pension, welfare, severance, gratuity, termination indemnity, incentive or bonus, retention, change in control, deferred compensation, profit sharing, vacation or paid-time-off, stock purchase, stock option or equity incentive or death benefit, plan, program, policy, agreement or arrangement or other material employee benefit plan, program, policy, agreement or arrangement maintained, sponsored, or contributed to by any of the Transferred Companies providing benefits to current or former employees or their dependents or with respect to which any Transferred Company has any material Liability or material contingent Liability.  Each such item listed on Schedule 3.18 is referred to herein as a “Plan.”  Each Plan that is sponsored, administered or maintained by a Transferred Company is referred to herein as a “Transferred Company Plan” and shall be designated as such on Schedule 3.18.

(b) None of the Transferred Companies has any material obligation to contribute to or any other material Liability, including current or potential withdrawal liability, with respect to any Plan that is a defined benefit pension plan (within the meaning of Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), regardless of whether such Plan is subject to ERISA or as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada)) or that is not otherwise fully funded through assets held in trust or through insurance.

(c) None of the Transferred Companies has any material obligation under any Plan or otherwise to provide medical, life insurance or other welfare-type benefits to current or future retired or terminated employees or their dependants (except for continued medical benefit coverage required under applicable Law).  Except as required by applicable Law, no Plan provides for post-employment medical, life insurance or other welfare-type benefits.

(d) With respect to the Plans, all material payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing that are required or recommended (in accordance with historical practices) shall have been made or properly accrued on the Closing Balance Sheet.

(e) The Plans and all related arrangements, agreements, trusts, insurance contracts and funds have been maintained, funded, invested and administered in compliance in all material respects with their terms, the terms of any applicable collective bargaining agreement and with the applicable provisions of applicable Laws.  None of the Transferred Companies nor, to the Transferred Companies’ knowledge, any trustee or administrator of any Plan has engaged in any transaction with respect to the Plans which would reasonably be expected to subject any of the Transferred Companies or any trustee or administrator of the Plans, or any party dealing with any such Plan, nor would the transactions contemplated by this Agreement reasonably be expected to constitute transactions which would subject any such party, to any material Tax or material penalty with respect to any Plan.  No actions, suits or claims with respect to the assets of the Plans (other than routine claims for benefits) are pending or, to the Transferred Companies’ knowledge, threatened which would reasonably be expected to result in or subject any of the Transferred Companies to any material Liability and there are no circumstances which would give rise to or would reasonably be expected to give rise to any such actions, suits or claims.

(f) Each of the Plans providing retirement benefits which is intended to be qualified, registered or approved by an applicable governmental agency has received a favorable determination, registration or approval from such governmental agency or, to the Transferred Companies’ knowledge, is otherwise in good standing with such governmental agency and, to the Transferred Companies’ knowledge, there are no circumstances which would reasonably be expected to materially and adversely affect such qualified, registered or approved status of any such Plan.

(g) To the extent such materials are otherwise applicable and otherwise required by applicable Law with respect to a Plan, the Transferred Companies have delivered or made available to Buyers complete and correct copies of the plan documents and summary plan descriptions, the most recent determination letter (or similar proof of registration or approval) received from the applicable governmental agency, the most recent annual report, financial statements, investment summary and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Plan.

(h) The consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, increase the amount of, provide any separation, severance, termination or similar benefit, alter any benefit structure or result in the forfeiture of compensation or benefits under any Plan.

3.19 Insurance.

Schedule 3.19 contains a description of each insurance policy maintained by or for the benefit of the Transferred Companies with respect to their properties, assets and businesses setting forth the type of coverage, the annual premiums, deductibles and coverage amounts therefor and an indication whether such policy is on a “claims made” or “incurrence” basis, and each such policy is in full force and effect.  None of the Transferred Companies is in default in any material respect with respect to its obligations under any insurance policy maintained by it, and none of the Transferred Companies has been denied insurance coverage of the type described in Schedule 3.19 since January 1, 2010.  Schedule 3.19 lists the Transferred Companies’ self-insurance and co-insurance programs.

3.20 Tax Matters.

(a) Except as described in Schedule 3.20(a):

(i) Each Transferred Company has timely filed or caused to be filed (or received an extension for filing) all Tax Returns required to be filed by it and each such Tax Return has been prepared in material compliance with all applicable Laws, and all such Tax Returns are true and accurate in all material respects.

(ii) All Taxes due and payable by the Transferred Companies (to the extent a Transferred Company would be liable for such Taxes), whether or not shown on any Tax Return, have been paid. The Transferred Companies have withheld and paid over to the appropriate taxing authority all material Taxes that they were required under applicable Law to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party and to pay over to a taxing authority.

(b) Except as set forth on Schedule 3.20(b):

(i) none of the Transferred Companies has requested or been granted an extension of the time for filing any Tax Return required to be filed by it that has not yet been filed;

(ii) none of the Transferred Companies has consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority with respect to any Tax Return required to be filed by such Transferred Company;

(iii) with respect to each taxable period of the Transferred Companies ending on or before December 31, 2007 and each jurisdiction in which a Transferred Company files or has filed an income Tax Return, either the income Tax Returns due in the respective federal, state, provincial or foreign jurisdiction for such taxable period have been audited by the respective jurisdiction or the time for assessing or collecting income Tax from or against a Transferred Company with respect to each such taxable period has closed;

(iv) there is no dispute, examination, audit, proceeding, or claim concerning any Tax of the Transferred Companies either claimed in writing or raised by any authority in writing;

(v) no written claim has ever been made by a taxing authority in a jurisdiction where any of the Transferred Companies, respectively, does not file Tax Returns claiming that any of the Transferred Companies, respectively, is or may be subject to Taxes assessed by such jurisdiction;

(vi) there are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of any of the Transferred Companies;

(vii) none of the Transferred Companies is a party to or bound by any Tax allocation or Tax sharing agreement or any contract that requires such Transferred Company to indemnify a third party for Taxes, other than agreements that are not primarily related to Taxes; and

(viii) since December 31, 2007, none of the Transferred Companies has received from any federal, state, provincial, local, or non-U.S. taxing authority (including jurisdictions where the Transferred Companies have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review with respect to Taxes for which a Transferred Company would be liable, or (ii) written notice of deficiency or written proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Transferred Companies.

(c) Except as set forth on Schedule 3.20(c), none of the Transferred Companies (i) has been a member of a group filing a consolidated, combined, unitary, or other similar income Tax Return (other than a group the common parent of which was one of the Sellers or a Transferred Company) or (ii) has any Liability for the Taxes of any Person (other than a Transferred Company), as a transferee or successor or by contract.

(d) None of the Transferred Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of any income Tax Law) executed prior to the Closing; (iii) intercompany transactions occurring prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; or (v) prepaid amount received prior to the Closing.

(e) Except as set forth in Schedule 3.20(e), none of the Transferred Companies (i) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or (ii) has been advised in writing by a Governmental Authority that it is or has been subject to any adjustment under any “transfer pricing” provision of non-U.S. Tax Law.

(f) Each of Dynaslide and Waterloo is, and has been since its inception, treated and properly classified as a corporation for purposes of U.S. federal and applicable state income Tax purposes.

(g)  Neither Dynaslide nor Waterloo has made any filing with any Governmental Authority, including Form 8832 with the IRS, to be treated as either a partnership or an entity that is disregarded for income Tax purposes.

(h) Neither Waterloo nor Mediamounts has (or, for purposes of the Income Tax Act (Canada) or any equivalent provincial Laws, is deemed to have) (i) purchased property from, or sold property to, any Person with whom it does not deal at arm’s length within the meaning of the Income Tax Act (Canada) or any equivalent provincial Laws (a “Related Person”) for consideration whose fair market value at the time of such sale was materially different from the fair market value of such property at such time, (ii) entered into an agreement to rent, lease, or license property from or to a Related Person on financial terms that differed materially from arm’s length financial terms at such time, (iii) entered into an agreement to provide services or loan money to, or receive services or borrow money from, a Related Person on financial terms that differed materially from arm’s length financial terms at such time.  Each of Waterloo and Mediamounts have made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act (Canada) in respect of each transaction to which subsection 247(3) of the Income Tax Act (Canada) could apply.

(i) Neither Dynaslide, Waterloo, or Mediamounts (i) has any amount of “subpart F income” as defined in Section 952 of the Code for the portion of its taxable year (which includes the Closing Date) that ends on the day immediately preceding the Closing Date, or (ii) has had any investments in “United States property” within the meaning of Section 956 of the Code during the portion of its taxable year (which includes the Closing Date) that ends on the day immediately preceding the Closing Date.

(j) Since December 31, 2007 with respect to Waterloo and since July 30, 2011 with respect to Mediamounts, none of Sections 78, 80, 80.01, 80.02, 80.03 and 80.04 of the Income Tax Act (Canada), or any equivalent provision of the Laws of any other jurisdiction, have applied to either Waterloo or Mediamounts.

(k) No circumstances currently exist and no transaction or event or series of transactions or events has occurred since December 31, 2007 with respect to Waterloo and since July 30, 2011 with respect to Mediamounts, which has resulted or could result in a liability for Tax to either Waterloo or Mediamounts, either before, on or after the Closing, under Section 17 of Income Tax Act (Canada).

(l) Since December 31, 2007 with respect to Waterloo and since July 30, 2011 with respect to Mediamounts, neither Waterloo nor Mediamounts has claimed any reserve for Canadian federal or provincial income Tax purposes outside the Ordinary Course of Business.

(m) Since December 31, 2007 with respect to Waterloo and since July 30, 2011 with respect to Mediamounts, neither Waterloo nor Mediamounts has received any requirement pursuant to Section 224 of Income Tax Act (Canada) which remains unsatisfied, in any respect.

(n) Since December 31, 2007 with respect to Waterloo and since July 30, 2011 with respect to Mediamounts, neither Waterloo nor Mediamounts has made any material Canadian income Tax election, other than an election contained  in a Canadian federal income Tax Return for a taxation year ended after December 31, 2007 or July 30, 2011, respectively, that could result in additional Taxes being payable by Waterloo or Mediamounts, respectively, for any taxation year ending after the Closing, except where such increase in Taxes payable is solely attributable to a reduction in Tax attributes available in such taxation year ending after the Closing.

The representations and warranties made in Section 3.20 refer only to the activities of the Transferred Companies prior to the Closing.  Notwithstanding anything herein to the contrary, the representations and warranties made in Section 3.18 and 3.20 are the only representations and warranties made by Sellers or the Transferred Companies with respect to Taxes and, except for the representations and warranties made in Sections 3.18(e), 3.18(f), 3.20(d), 3.20(g), 3.20(k), 3.20(l) and 3.20(n) are not intended to serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to (or Tax attributes available for) any Post-Closing Tax Period or any Tax position taken in a Post-Closing Tax Period.  Notwithstanding anything to the contrary in this Agreement, the Buyer Parties shall not be entitled to any indemnification for a breach of any representation in Section 3.20(i), except to the extent provided under Section 5.11(e)(iii).

3.21 Brokerage and Transaction Bonuses.

There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon either Seller or any of their respective Subsidiaries.  There are no special bonuses or other similar compensation payable to any employee of the Transferred Companies as a result of the consummation of the transactions contemplated hereby.

3.22 Bank Accounts; Indebtedness.

Schedule 3.22(a) attached hereto lists all of the Transferred Companies’ bank accounts (designating each authorized signatory).  No Transferred Company has any outstanding Indebtedness.

3.23 Affiliated Transactions; Shared Contracts.

(a) No officer, director, stockholder, employee or Affiliate of the Transferred Companies, including Sellers or any of their Subsidiaries or, to the Transferred Companies’ knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the any of the Transferred Companies.  Schedule 3.23 sets forth all agreements, contracts and commitments of Sellers and/or any of its Affiliates (other than the Transferred Companies) that are material to the operation of the business of the Transferred Companies as currently conducted (for the avoidance of doubt, Schedule 3.23 shall not set forth any Contract to which any Transferred Company is a party).

(b) Immediately after the Closing, except for the Shared Assets, Sellers and their Affiliates shall not have any right, title or interest in or to any asset or property that is used primarily in and material to the operation of the business conducted by the Transferred Companies immediately prior to Closing (including any Intellectual Property Rights).  None of Sellers and their Affiliates (other than the Transferred Companies) performs any material services for, or on behalf of, or provides any material group purchasing benefits to any of the Transferred Companies other than the services described in the definition of Shared Assets.  No contract included in the Shared Assets that relates to procurement or sourcing by an Affiliate of the Transferred Companies for or on behalf of the Transferred Companies to which any Transferred Company is a party will continue to be binding on any Transferred Company after the Closing.

3.24 Customers and Suppliers.

Schedule 3.24 attached hereto sets forth (a) a list of the top ten (10) customers of the Transferred Companies (on a consolidated basis) (by volume of sales to such customers) (“Material Customers”) and (b) a list of the top ten (10) suppliers of the Transferred Companies (on a consolidated basis) (by volume of purchases from such suppliers) (“Material Suppliers”), for the fiscal year ended December 31, 2011 and the nine (9) month period ended September, 30, 2012.  Since January 1, 2010 to the date of this Agreement, none of the Transferred Companies has received any written notice, or to the Transferred Companies’ knowledge, other indication, from any Material Customer or Material Supplier listed in Schedule 3.24 that it intends to stop, or materially decrease the rate of, purchasing from or selling to the Transferred Companies, or materially change the terms (whether related to payment, price, quantity of expected purchases or supplies or otherwise) on which it purchases products from or supplies materials to Transferred Companies.

3.25 Real Property.

(a) Schedule 3.25(a) sets forth the name of the registered owner, address and description of each parcel of land, together with all buildings, structures, improvements and fixtures located thereon and all easements and other rights and interests appurtenant thereto, owned by any Transferred Company (the “Owned Real Property”). With respect to each parcel of Owned Real Property:

(i) the applicable Transferred Company has good and marketable indefeasible fee simple title, free and clear of all Encumbrances, except Permitted Encumbrances;

(ii) none of the Transferred Companies has leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof;

(iii) there are no outstanding options, rights of first offer or rights of first refusal granted to purchase the Owned Real Property or any portion thereof;

(iv) the Transferred Companies have adequate rights of ingress and egress into the Owned Real Property for the operation of the businesses of the Transferred Companies in the Ordinary Course of Business;

(v) no condemnation or expropriation proceedings are pending or threatened against any of the Owned Real Property;

(vi) the buildings, appurtenances, fixtures, fences and other improvements on the Owned Real Property do not encroach on the property of others, and the Owned Real Property is not encroached upon by structures or improvements of others, with the exception of the Permitted Encumbrances;

(vii) there are no outstanding required actions, orders, work orders or deficiency notices from or required by any municipality, police department, fire department, sanitation, health or safety authorities or from any other Governmental Authority; and

(viii) to the Transferred Companies’ knowledge, the current use and occupancy of the Owned Real Property and the operation of the Transferred Companies’ business as currently conducted thereon do not violate any applicable zoning Law, easement, covenant, condition, restriction or similar provision in any instrument of record affecting the Owned Real Property.

(b) Schedule 3.25(b) lists all leases, subleases, licenses and amendments thereto (“Leases”) pursuant to which any of the Transferred Companies lease any real property used or occupied by, or necessary for the conduct of the business of the Transferred Companies.  Schedule 3.25(b) also sets forth the names of the lessee and the address of the Leased Real Property and any Guaranties in respect of the Leases.  The Transferred Companies have delivered or made available to Buyers a true and complete copy of each such Lease and Guaranties.  With respect to each of the Leases:

(i) such Lease is legal, valid, binding, enforceable against the applicable Transferred Company and in full force and effect;

(ii) the applicable Transferred Company’s possession and quiet enjoyment of the Leased Real Property under such Lease is not currently disturbed and there are no material disputes with the applicable lessor with respect to any Lease;

(iii) none of the Transferred Companies, nor to the Transferred Companies’ knowledge, any other party to such Lease, is in breach or default (whether with or without the passage of time, the giving of notice or both) in any material respect under such Lease;

(iv) to the Transferred Companies’ knowledge, no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; and

(v) the Transferred Companies do not owe any brokerage commissions or finder’s fee to any third party that is due and payable and has not been paid with respect to such Lease.

(c) The Owned Real Property, together with the Leased Real Property, comprises all of the real property primarily used in the operation of the Transferred Companies’ business as currently conducted; and none of the Transferred Companies is a party to any agreement or option to purchase any real property or interest therein.

3.26 Compliance with Customs and International Trade Laws.

Since January 1, 2010, to the knowledge of the Transferred Companies:

(a) None of the Transferred Companies (i) has received any written notice that any of the Transferred Companies is subject to any (A) civil or criminal investigation or assessment for failure to properly mark imported merchandise or return merchandise to any relevant Governmental Authority’s custody, (B) additional customs duties or fees, (C) denial order or suspension of export privileges, (D) government sanction, or (E) any pending Legal Proceeding by a Governmental Authority relating to any alleged or actual underpayment of applicable customs duties, or other import duties and fees or (ii) has knowledge of any violation of import Laws by any of the Transferred Companies;

(b) None of the Transferred Companies has made or provided any materially false statement to any Governmental Authority, in connection with the importation of merchandise, the valuation or classification of imported merchandise, the duty treatment of imported merchandise, the eligibility of imported merchandise for favorable duty rates or other special treatment, country of origin marking, North American Free Trade Agreement certificates, other statements or certificates concerning origin, quota or visa rights, export licenses or other export authorizations, U.S. content requirements, licenses or other approvals required by a Governmental Authority;

(c) None of the Transferred Companies has received any written notice, or to the Transferred Companies’ knowledge, other indication, that any products or materials imported by any of the Transferred Companies, or on behalf of any of the Transferred Companies where any of the Transferred Companies are the importer of record, for which final liquidation has not yet occurred is subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by any Governmental Authority;

(d) None of the Transferred Companies, nor any agent acting directly on behalf of any of the Transferred Companies, has, in furtherance of or in connection with the business of any Transferred Company or otherwise, made any payment, offer, gift, promise to give, or authorized any payment or gift, either directly or indirectly, to any person with the intention of influencing a person to perform his or her function improperly or where the offer, provision or acceptance of such advantage would itself be improper in violation of applicable anti-corruption laws; and

(e) None of the Transferred Companies, nor any officer or director of any of the Transferred Companies, nor any agent acting on behalf of the Transferred Companies (i) is or has participated in any transaction involving a Person designated by the U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”) on the list of Specially Designated Nationals and Blocked Persons or on any U.S. government export controls list or (ii) has exported (including deemed exportation) or re exported, directly or indirectly, nor will export or re export any good, technology or services to any country subject to OFAC sanctions or otherwise in violation of any applicable export control or economic sanctions Laws or orders administered by any Governmental Authority.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYERS AND PARENT

As an inducement to Sellers and the Transferred Companies to enter into this Agreement and consummate the transactions contemplated hereby, Buyers and Parent hereby jointly and severally represent and warrant to Sellers and the Transferred Companies as follows:

4.1 Organization and Power.

Canada Buyer is a corporation duly organized, validly existing and in good standing under the federal Laws of Canada.  Taiwan Buyer is a company limited by shares duly organized, validly existing and in good standing under the Laws of Taiwan.  Buyers have all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform their obligations hereunder and thereunder.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan.  Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder.

4.2 Authorization.

The execution, delivery and performance by Buyers and Parent of this Agreement and the Ancillary Agreements (as applicable) and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Buyers and Parent and no other corporate act or proceeding on the part of Buyers or Parent or their respective boards of directors or stockholders is necessary to authorize the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Buyers and Parent and this Agreement constitutes a valid and binding obligation of Buyers and Parent, enforceable in accordance with its terms except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies.

4.3 No Violation.

Neither Buyers nor Parent is subject to nor is either obligated under its certificate of incorporation, by-laws or equivalent organizational documents, or any applicable Law of any Governmental Authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

4.4 Governmental Authorities and Consents.

Except as set forth on Schedule 4.4, no permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements by Buyers and Parent or the consummation by Buyers and Parent of the transactions contemplated hereby or thereby.

4.5 Litigation.

There are no actions, suits, proceedings, orders or investigations pending or, to Buyers’ knowledge, threatened against or affecting Buyers, at law or in equity, or before or by any federal, state, municipal or other Governmental Authority which would adversely affect Buyers’ or Parent’s performance under this Agreement or the consummation of the transactions contemplated hereby.

4.6 Brokerage.

Buyers and Parent shall pay, and hold Sellers harmless against, any Liability, loss or expense (including reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyers or Sellers.

4.7 Investment Intent.

Each of the Buyers is acquiring the Securities for its own account, for investment purposes and not with a view to, or for sale in connection with, any resale or other distribution thereof, nor with any present intention of distributing or selling such Securities.  Buyers acknowledge and agree that the Securities cannot be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of, and Buyers will not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of any of the Securities, without registration under the Securities Act of 1933, as amended, and any applicable state securities Laws, except pursuant to an exemption from such registration under such Act and Laws.

4.8 Independent Investigation.

Each of the Buyers is a sophisticated purchaser, possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of their investment under this Agreement.  Buyers acknowledge that they have conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the Transferred Companies (it being understood by Sellers and the Transferred Companies that Buyers are relying on the representations, warranties, covenants and other provisions in this Agreement and the Ancillary Agreements).  Buyers acknowledge and agree that none of Sellers or the Transferred Companies, nor any of their respective Affiliates, Subsidiaries, officers or agents, or any other Person, has at any time expressly or implicitly represented, guaranteed, or warranted to Buyers that (i) any profit or other economic benefit will be realized by it as a result or in connection with the acquisition of the Transferred Companies, (ii) any financial projections with respect to the business of the Transferred Companies will prove to be true and correct or (iii) past performance or experience on the part of the Transferred Companies in any way indicates the predictable results of the acquisition of the Transferred Companies or the results of operations of the Transferred Companies.

4.9 Parent Obligations.

Parent has, and will maintain until the Closing Date, sufficient cash and cash equivalents on hand and in bank accounts, and the requisite power and ownership rights, to pay all expenses incurred by it and by Buyers in connection with this Agreement and otherwise to honor Parent’s obligations hereunder.

4.10 Liability of Sellers.

  Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, Sellers’ maximum aggregate Liability to the Buyer Parties in connection with this Agreement or the transactions contemplated hereby is set forth in Section 5.2(a).  Nothing herein shall alter or limit the application of any of the limitations on Liability contained in Section 5.2, 5.11(e) or elsewhere in this Agreement.  Each of the Buyers and Parent hereby agree that it shall not, directly or indirectly, make any claims against either of the Sellers or their Affiliates inconsistent with this Section 4.10.

ARTICLE V

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

5.1 Survival of Representations and Warranties.

The representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall survive the Closing as follows:

(a) the representations and warranties in Section 3.20 (Tax Matters) shall terminate thirty (30) days following the expiration of the applicable statutes of limitations in respect of such matters (after giving effect to any extensions or waivers thereof) (the “Tax Representations”);

(b) the representations and warranties in Section 3.1(a) (Capacity, Organization, Corporate Power & Authority), Section 3.2 (Capital Stock and Related Matters) (other than the last two sentences thereof), Sections 3.3(a) and (b) (Authorization; Noncontravention), Section 3.23(b) (Affiliated Transactions; Shared Contracts), Section 4.1 (Organization and Power), Section 4.2 (Authorization), Section 4.3 (No Violation) (collectively, the “Fundamental Representations”) shall survive indefinitely; and

(c) all other representations and warranties in this Agreement or in any writing delivered by any party to another party in connection with this Agreement shall terminate on the first anniversary of the Closing Date;

provided, that any representation or warranty in respect of which indemnity may be sought under Section 5.2 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 5.1 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time (regardless of when the Losses in respect thereof may actually be incurred) in accordance with Section 5.2.  The representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall survive for the periods set forth in this Section 5.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s officers, directors, stockholders, employees or agents or the acceptance by any party of any certificate hereunder.  The parties acknowledge that indemnification hereunder with respect to the breach of any covenant or agreement contained herein to be performed prior to the Closing shall survive until the first anniversary of the Closing and those covenants and agreements that by their terms are to be performed in whole or in part subsequent to the Closing shall remain in full force until such particular covenant or agreement is fully performed; provided that Sellers’ indemnification obligations pursuant to Section 5.2(a)(iii) and (iv) shall remain in full force for fifteen (15) months after the Closing.

5.2 Indemnification.

(a) Indemnification by Sellers.  Sellers shall indemnify Buyers and their Affiliates (including the Transferred Companies after the Closing), stockholders, officers, directors, employees, partners, and permitted successors and assigns (collectively, the “Buyer Parties”) and save and hold each of them harmless against any loss, Liability, demand, judgment, claim, action, cause of action, cost, damage, deficiency, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable legal, consulting and other professional fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses”), which any such Buyer Party may suffer, sustain or become subject to as a result of, in connection with, or by virtue of:

(i) any breach by Sellers of any representation or warranty made by Sellers in Article III of this Agreement;

(ii) any breach of any covenant or agreement by Sellers under this Agreement;

(iii) any outstanding Indebtedness in existence as of the Closing Date (or otherwise relating to periods on or prior to the Closing);

(iv) any Transaction Expenses unpaid and outstanding as of the Closing Date; or

(v) Losses incurred in respect of the parcel of real property described in Exhibit B and the transfer of such parcel pursuant to the documentation set forth in Exhibit B (including any Taxes related thereto), except to the extent arising out of actions or omissions of any Transferred Company, Buyer or any of their Affiliates first taken after Closing.

provided, that Sellers shall not have any Liability under clause (i) above (other than with respect to the Fundamental Representations and the Tax Representations) (claims related to the representations or warranties made by Sellers in Article III of this Agreement, other than with respect to the Fundamental Representations and the Tax Representations, are collectively referred to as the “Covered Claims”) unless the aggregate of all such Losses arising out of all Covered Claims for which Sellers would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $525,000 (the “Deductible”) in which case the Sellers shall (subject to the other limitations herein) be liable for indemnification under this Section 5.2 only for Losses in excess of the Deductible; and provided, further, if the total amount of Losses in respect of any Covered Claim arising out of a specific breach (or series of related breaches) does not exceed $25,000, then no Buyer Party shall be entitled to indemnification for any Losses arising from such Covered Claim and such Losses shall not be included for purposes of determining whether the Deductible has been exceeded.  Notwithstanding anything in this Agreement to the contrary, Sellers’ aggregate Liability under (A) clause (i) of this Section 5.2(a) (except with respect to the Fundamental Representations and Tax Representations) shall in no event exceed in the aggregate $300,000 and (B) in respect of any other item hereunder (including, without limitation, the Fundamental Representations, Tax Representations and Sections 5.2(a)(ii) and 5.11(e)) shall not exceed the Base Price. For purposes of determining the amount of Losses, the spot rate of exchange at the time of such determination will be used to convert Canadian dollars to United States dollars and New Taiwan dollars to United States dollars. With respect to any particular matter, to the extent such indemnification would allow one or more Buyer Parties to recover twice for the same Loss or to recover for a Loss that was taken into consideration in calculating the Final Purchase Price or the EBITDA Shortfall Adjustment, no Buyer Party shall be entitled to any indemnification under this Section 5.2 or Section 5.11(e) from an event, occurrence or matter in respect of which any liability, reserve, accrual or other item is reflected in the Closing Date Balance Sheet, is reflected in 2012 EBITDA or has been otherwise specifically addressed pursuant to an adjustment under Section 1.3(g).  For purposes of this Section 5.2, breaches of representations and warranties of Sellers will be determined without giving effect to any “material”, “in all material respects”, “Material Adverse Effect” or similar qualifications as to materiality (other than where used with respect to threatened or anticipated actions of third parties).  Sellers agree and acknowledge that nothing in this Agreement (including any exclusive remedy provision or any disclaimers or statements of non-reliance with respect to any representations and warranties to the contrary) shall limit or otherwise restrict any claim or action for any deliberate fraudulent act, statement or omission.  Nothing in this Section 5.2(a) shall be deemed to alter the survival periods set forth in Section 5.1 in any manner.

(b) Indemnification by Buyers.  Buyers agree to and shall indemnify Sellers and hold them harmless against any Losses which Sellers and their Affiliates, stockholders, officers, directors, employees, partners, and permitted successors and assigns (collectively, the “Seller Parties”) may suffer, sustain or become subject to, as the result of, in connection with, relating or incidental to or by virtue of the breach by Buyers of any representation, warranty, covenant or agreement made by Buyers in this Agreement or the breach of any covenant or agreement in this Agreement to be performed by the Transferred Companies after the Closing. For purposes of this Section 5.2, breaches of representations and warranties of Buyers will be determined without giving effect to any “material”, “in all material respects”, “Material Adverse Effect” or similar qualifications (other than where used with respect to threatened or anticipated actions of third parties).

(c) Manner of Payment.  Except as otherwise provided herein, any indemnification of the Buyer Parties or Seller Parties pursuant to this Section 5.2 shall be effected by wire transfer of immediately available funds from Sellers or Buyers, as the case may be, to an account(s) designated by the applicable Buyer Party or Seller Party, as the case may be, within ten (10) days after the determination thereof.  All indemnification payments under this Section 5.2 shall be deemed adjustments to the Purchase Price set forth in Section 1.3(a) above, except to the extent otherwise required by applicable Law.

(d) Defense of Third-Party Claims.  Except as set forth in Section 5.11, any Person making a claim for indemnification under this Section 5.2 or Section 5.11(e) (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing as soon as practicable, but no later than ten (10) Business Days after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent (and only to the extent that) that the Indemnitor is prejudiced thereby or that such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder.  Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and, at its option, upon notice to the Indemnitee, shall be entitled to assume the defense thereof; provided, that if the claim for indemnification is a Covered Claim, the Indemnitor shall be entitled to assume the defense thereof if and only if the Losses related thereto are reasonably expected to (x) exceed an amount equal to the Deductible (if the Deductible would apply to such Losses) less all amounts previously or contemporaneously asserted against Indemnitor pursuant to a claim for indemnification under this Agreement which at such time have been paid by a remain pending and (y) not exceed Indemnitor’s maximum liability for indemnification under this Agreement; provided, that:

(i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnitee;

(ii) the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and, subject to the limitations contained in this Section 5.2, shall pay the reasonable fees and expenses of counsel retained by the Indemnitee reasonably acceptable to Indemnitor if (1) the claim for indemnification arises out of any criminal proceeding, indictment or investigation, or is a claim with respect to Taxes for a breach of the Tax Representations or under Section 5.11(e) (in which case, the defense of such claim shall be subject to Section 5.11); (2) the claim seeks an injunction or equitable relief against the Indemnitee that would reasonably be expected to materially and adversely affect the business activities or operations of the Indemnitee; (3) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee or (4) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; provided, that, in each case, the Indemnitee shall keep the Indemnitor apprised of any major developments relating to such claim and shall provide Indemnitor an opportunity to review and comment upon all proposed remedial plans, settlements, and draft reports prior to their finalization or submittal to any Governmental Authority; provided, further, that the Indemnitor shall not, in connection with any Legal Proceeding or separate but substantially similar Legal Proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnitees, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such Legal Proceeding.  If the Indemnitor retains its own counsel, the Indemnitee shall reasonably cooperate in providing information to and consulting with the Indemnitor and its counsel about the third-party claim.  Notwithstanding anything to the contrary contained herein, unless the Losses hereunder exceed the Indemnitor’s maximum liability for indemnification for such Losses under this Agreement, in no event shall the Indemnitee consent to the entry of judgment or enter into any settlement with respect to a third-party claim for which it is seeking indemnification without the prior written consent of the Indemnitor (which shall not be unreasonably delayed, conditioned or withheld); the Indemnitee, if requested by Indemnitor, shall discuss the entry of judgment or settlement with the Indemnitor in connection with requesting consent to the entry of judgment or entering into a settlement with respect to such third-party claim;

(iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably delayed, conditioned or withheld) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all Liabilities with respect to such claim, with prejudice.

(e) Procedures.

(i) Notwithstanding anything to the contrary herein, no Buyer Party shall be entitled to indemnification under this Section 5.2 or 5.11(e) unless it has duly delivered a written notice to Sellers (a “Notice of Claim”) before the expiration of the applicable survival period described in Section 5.1 setting forth: (i) a statement that such Buyer Party believes in good faith that there is or has been a breach of a representation, warranty, covenant or obligation contained in this Agreement, with reference to the specific representation, warranty, covenant or obligation, and that such Buyer Party is entitled to be held harmless and indemnified under this Section 5.2 or 5.11(e), (ii) a brief description of the circumstances supporting such Buyer Party’s belief that there is or has been such a breach, (iii) a good faith estimate of the aggregate dollar amount of actual and potential Losses for which it is entitled to be indemnified hereunder and that have arisen and may arise as a result of the breach (the “Claimed Amount”) and (iv) in the event of a third-party claim, a copy of such third-party claim (if available) and a description of the basis for such third-party claim.

(ii) If during the 30-Business Day period commencing upon the receipt by Sellers of a Notice of Claim, Sellers deliver to the Buyer Party a written response (the “Response Notice”) in which Sellers object to the payment of some or all of the Claimed Amount to such Buyer Party, then the Sellers and such Buyer Party shall attempt in good faith to resolve the dispute.

(iii) If Sellers and the Buyer Party are unable to resolve the dispute during the 30-day period commencing upon the receipt of the Response Notice by the Buyer Party, then such dispute (and any other disputes relating to the Claimed Amount or the related Indemnification Claim) shall be submitted to, and settled by, arbitration in accordance with the procedures in Section 7.12(b).

(f) Exclusive Remedy.  Buyers shall not seek any indemnification, contribution repayment or other remedy or recourse directly or indirectly (through any director or officer of any Transferred Company or otherwise) from Sellers or its respective Affiliates with respect to any matter relating to any Transferred Company or its business, operations, properties or assets (including, but not limited to, any matters relating to the merchantability, value or use of any such properties or assets), financial condition or results of operations, or the subject matter of this Agreement (whether on the basis of a claim sounding in tort, contract, statute or otherwise) other than claims for indemnification pursuant to, and subject to the limitations contained in, this Section 5.2 and Section 5.11(e).  Buyers may not avoid such limitation on liability by seeking damages for breach of contract, tort or pursuant to any other theory of liability.  Unless otherwise prohibited by applicable Law (pursuant to statutory or other provisions that cannot be waived by the parties), and except for claims for any deliberate fraudulent act, statement or omission, from and after the Closing, the remedies of the parties specifically provided for in this Section 5.2 and Section 5.11(e) shall be the sole and exclusive remedies of the parties for all matters covered or contemplated by this Agreement (including any breach of a representation, warranty or covenant); provided, however, that nothing herein shall limit the right of any party to seek specific performance or injunctive relief in connection with a breach by another party of its obligations under this Agreement that occurs after the Closing Date.  Indemnifiable Losses hereunder shall be limited to those Losses actually incurred by the Indemnitee; provided, that in no event shall any party be liable to any other party for (i) special, punitive, or exemplary, except in the case of such items payable in satisfaction of third-party claims for which such party is entitled to be indemnified hereunder, or (ii) consequential or indirect damages, lost profits or diminution in value damages that are not recoverable in a breach of contract claim under applicable principles of Delaware contract law because they were not the reasonably foreseeable consequence of the relevant breach or action or were occasioned by the special circumstances relating to the Indemnitee.

(g) Mitigation.  In the case of any Indemnification Claim for which it is reasonably likely that the Indemnitee may have a direct or indirect right of recovery (i) under any insurance policy (other than the Insurance Policy), the Indemnitee shall seek recovery of such Indemnification Claims from such insurance policy for so long as the pursuit of such recovery is commercially reasonable, or (ii) Indemnitor shall be entitled to exercise, and shall be subrogated to Indemnitee in respect of such right of recovery of the Indemnitee; provided, that clause (ii) will not apply if the Indemnitee reasonably concludes that such subrogation would adversely affect a material commercial or contractual relationship of the Indemnitee or any of its Affiliates.  To the extent that a party actually obtains recovery in respect of any Indemnification Claims from any third parties, such party shall use the funds provided by such recovery (in lieu of funds provided by any other party pursuant to the indemnification provisions of this Section 5.2 or Section 5.11(e)) to pay or otherwise satisfy such Indemnification Claims and the amount of any Losses with respect to any Indemnification Claim for which indemnification is available under this Section 5.2 or Section 5.11(e) shall be reduced by the amount of such insurance proceeds (other than under the Insurance Policy) or other such funds actually paid to the Indemnitee.  If, after the making of any payment in respect of an Indemnification Claim under this Section 5.2 or Section 5.11(e), the amount of the Losses to which such payment relates is reduced by recovery, settlement or otherwise under any insurance coverage (other than the Insurance Policy), or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction will promptly be repaid by the Indemnitee to the Indemnitor.  An Indemnitee shall take commercially reasonable steps, as required by applicable Law, within its control to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

(h) Tax Benefits.  The amount of any Losses with respect to any Claim for which indemnification is available under this Section 5.2 or Section 5.11(e) (an “Indemnification Claim”) shall be reduced by the Tax Benefit actually realized by the Indemnitees and their Affiliates as a result of such Losses for the taxable year in which the Loss occurs.  For these purposes, “Tax Benefit” means the positive excess, if any, of the Tax liability of the Indemnitees and their Affiliates without regard to such Losses for the taxable year in which the Loss occurs, over the Tax liability of the Indemnitees and their Affiliates for the taxable year in which the Loss occurs taking into account such Losses (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year), with all other circumstances remaining unchanged.

(i) Cooperation; Access to Documents and Information.  The parties shall cooperate with each other in connection with resolving any Indemnification Claims.  Without limiting the generality of the foregoing, any Indemnitee who desires to assert an Indemnification Claim pursuant to this Agreement shall (i) upon the request of the Indemnitor, provide to the Indemnitor reasonable access to the documents, books, records and other information relating to such Indemnification Claim which are in the possession of the Indemnitee or its Affiliates or can be obtained by the Indemnitee without undue cost or expense as promptly as practicable and (ii) give the Indemnitor reasonable access from time to time to the accounting and other appropriate personnel and the independent accountants of the Indemnitee and its Affiliates in order to permit the Indemnitor to obtain information reasonably required to evaluate such Indemnification Claim; provided that the Indemnitee shall not be obligated to provide the Indemnitor any documents or information that are protected by the attorney-client privilege or work product doctrines if the Indemnitee determines in its reasonable discretion that providing copies or access to such documents or information could give rise to a possible waiver of such privilege or doctrine; provided, further, that the Indemnitee and the Indemnitor shall enter into a mutually acceptable “joint defense agreement” or similar agreement or arrangement or take other commercially reasonable action which allows the Indemnitee to share such documents and information while maintaining such privilege or doctrine.

(j) Certain Waivers; etc.  Sellers hereby agree that they shall not make any claim for indemnification against Buyers, the Transferred Companies or any of their respective Affiliates (as they exist after Closing) based upon any claims released or purported to be released by Sellers pursuant to this Section 5.2(j).  Effective upon the Closing, Sellers (on behalf of themselves and their Subsidiaries) hereby irrevocably waive, release and discharge the Transferred Companies with respect to the period of time prior to the Closing from any and all Liabilities to them of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements executed and delivered in connection herewith) or otherwise at law or in equity, and Sellers (on behalf of themselves and their Subsidiaries) agree that they shall not seek to recover any amounts in connection therewith or thereunder from the Transferred Companies or any of their Affiliates; provided, however, that no release is hereby made of any claims arising under any of the commercial arrangements identified in Schedule 5.2(j), intercompany accounts receivable or accounts payable.  In no event shall the Transferred Companies have any Liability to Sellers for any breaches of the representations or warranties of the Transferred Companies, or agreements or covenants of the Transferred Companies to be performed prior to Closing hereunder, and in any event Sellers may not seek contribution from the Transferred Companies in respect of any payments required to be made by Sellers pursuant to this Section 5.2.

(k) Any Indemnitee shall only be entitled to indemnification under this Agreement for any Losses or Taxes only once without duplication of recovery for any reason including by reason of the state of facts giving rise to such Losses or Taxes constituting (i) a breach of more than one representation, warranty, covenant or agreement or (ii) a matter for which indemnification is available under more than one provision of this Agreement.

5.3 Mutual Assistance.

Buyers and Sellers agree that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Authority required to be submitted jointly by any of the Transferred Companies and Buyers in connection with the execution and delivery of this Agreement and/or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby, including the temporary use of any personal chops of the directors and officers of the Transferred Companies.

5.4 Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Sellers hereby acknowledge that they are familiar with the Transferred Companies’ trade secrets and with other Confidential Information.  Sellers acknowledge and agree that after the Closing, the Transferred Companies would be irreparably damaged if Sellers were to participate in the business of the Transferred Companies as conducted immediately prior to Closing.  Sellers further acknowledge and agree that the covenants and agreements set forth in this Section 5.4 were a material inducement to Buyers to enter into this Agreement and to perform their obligations hereunder, and that Buyers would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Sellers breached the provisions of this Section 5.4.  Therefore, Sellers agree, in further consideration of the amounts to be paid hereunder for the Securities sold by Sellers and the goodwill of the Transferred Companies sold by Sellers, that until the third (3rd) anniversary of the Closing, Sellers shall not (and shall cause their Subsidiaries not to) directly or indirectly own any interest in, manage, control or engage anywhere in the Restricted Territories (as defined below) in the business of manufacturing furniture components substantially similar to the components manufactured by the Transferred Companies as of the Closing; provided, that nothing herein shall prohibit Sellers or any of Sellers’ Affiliates from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation or other entity which is publicly traded so long as none of such Persons has any active participation in the business of such corporation.  Sellers acknowledge that the Transferred Companies’ business has been conducted throughout North America (the “Restricted Territories”) and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Transferred Companies’ business being sold by Sellers pursuant to this Agreement.

(b) Sellers agree that until the first (1st) anniversary of the Closing they shall not (and shall cause their Subsidiaries not to) directly, or indirectly through another Person, solicit or hire any employee of the Transferred Companies (who was an employee of the Transferred Companies at Closing) to leave the employ of the Transferred Companies or their Affiliates; provided, however, the foregoing shall not prohibit (A) any general solicitation of employment (and any resulting hire from such solicitation) targeted at employees who are not executives or (ii) any soliciting or hiring of employees who are not executives whose employment with the any Transferred Company has been terminated at least six (6) months prior to the commencement of any such solicitation or employment discussions between either Seller and any such employee.

(c) If, at the time of enforcement of the covenants contained in this Section 5.4 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law.  Sellers have consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Transferred Companies’ business and the substantial investment in the Transferred Companies made by Buyers hereunder.  Sellers further acknowledge and agree that the Restrictive Covenants are being entered into by it in connection with the sale by Sellers of the Securities and the goodwill of the Transferred Companies’ business pursuant to this Agreement and not directly or indirectly in connection with Sellers’ relationship with the Transferred Companies.

(d) If Sellers or an Affiliate or Subsidiary of Sellers breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Buyers shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyers, the Transferred Companies or any of their respective Affiliates at Law or in equity:

(i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants may cause irreparable injury to the Transferred Companies and that money damages would not provide an adequate remedy to the Transferred Companies.

(ii) In the event of any breach or violation by Sellers of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

5.5 Taiwan Property.

No later than ten Business Days after the establishment by CompX Asia of a new subsidiary to be domiciled in Taiwan (“Newco”), Dynaslide shall sell and transfer to Newco, and Newco shall purchase from Dynaslide, the parcel of real property described in Exhibit B on the terms and subject to the conditions set forth in the documentation set forth in Exhibit B hereto to effect the sale and transfer of such property.  CompX Asia shall provide written notice to Dynaslide of the establishment of Newco as soon as reasonably practical thereafter.  From and after the Closing, Dynaslide shall, and Buyers shall cause Dynaslide to, make T.J. Chang reasonably available to assist Sellers and Newco in the negotiation and (if applicable) execution of the sale by Newco of the Taiwan Property to one or more of the potential third-party purchasers with which Mr. Chang has been in contact with prior to the date of this Agreement and otherwise to transition all information, documentation, processes and discussions relating to the sale of the Taiwan Property to Newco and Sellers.  Promptly after Closing, Dynaslide shall deliver to Sellers any and all books and records and other documentation related to the Taiwan Property as reasonably requested by Sellers, including, draft sale agreements and other documents relating to negotiations or other discussions in respect of the sale of the Taiwan Property to a third-party.

5.6 Press Releases and Announcements.

Except for disclosures required by Law or rules of any securities exchange (in which case each of Buyers and Sellers agree to use reasonable efforts to consult with the other party prior to any such disclosure as to the form and content of such disclosure), after the date hereof and through and including the Closing Date, no press releases, announcements to the employees, customers or suppliers of the Transferred Companies or other public releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of each of Buyers and Sellers.  After the Closing, Buyers and Sellers may issue any such releases of information without the consent of any other party hereto.

5.7 Expenses.

Except as otherwise provided herein, each of Sellers, the Transferred Companies, Buyers and Parent shall pay all of its own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants) incurred in connection with the negotiation of this Agreement; the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, however, that if the transactions contemplated hereby are consummated, fees, costs and expenses of the Transferred Companies incurred in connection with the negotiation of this Agreement, the performance of their pre-Closing obligations hereunder and the consummation of the transactions contemplated hereby (including legal and accounting fees, costs and expenses) shall be included in Transaction Expenses; provided, further, that Parent and Buyers shall be jointly and severally responsible for Buyers’ fees, costs and expenses incurred in connection herewith.

5.8 Specific Performance.

Each of the Sellers and each of the Buyers acknowledges and agrees that the other parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  Accordingly, each Seller and Buyer agrees that the other parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

5.9 Further Assurances.

In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request. Without limiting the generality of the foregoing, except for the Shared Assets, to the extent that Sellers or their Affiliates own any right, title or interest in or to any asset or property that is used primarily in the operation of the business conducted by the Transferred Companies immediately prior to Closing (including any Intellectual Property Rights), Sellers shall, or shall cause their Affiliates to, transfer such assets to the Transferred Companies, free and clear of all Encumbrances (other than Permitted Encumbrances) and for no further consideration.

5.10 Confidentiality.

After the Closing, Sellers agree not to disclose or use (and shall cause each of their Subsidiaries and Affiliates not to use or disclose) for a period of five years after the Closing any Confidential Information, except in the performance of the terms of the Agreement or the Ancillary Agreements, in the enforcement of its rights under the Agreement or the Ancillary Agreements or with the prior written consent of Buyers.  Following the date that is five years following the Closing, Sellers shall hold all Confidential Information subject to and in compliance with any obligations of confidentiality or non-disclosure required by applicable Law.  In the event Sellers or any of their Affiliates are required by Law to disclose any Confidential Information, Sellers shall promptly notify Buyers in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and Sellers and their Affiliates shall reasonably cooperate with Buyers and the Transferred Companies (at Buyers’ expense) to preserve the confidentiality of such information consistent with applicable Law; provided, however, that Sellers shall not be obligated to undertake any Legal Proceeding.  If, after Buyers have had a reasonable opportunity to seek such relief, they fail to obtain such relief, or if Sellers are compelled by Law to disclose any Confidential Information, then Sellers may disclose such Confidential Information.

5.11 Tax Matters.

(a) Responsibility for Filing Tax Returns.

(i) Subject to Section 5.11(a)(iii), Buyers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Transferred Companies and their Subsidiaries (including any IRS Form 5471 with respect to any Transferred Company) with respect to Pre-Closing Tax Periods or Straddle Tax Periods that are filed after the Closing Date (such Tax Returns which Buyers are responsible for filing, “Buyer Tax Returns”), except for IRS Forms 5471 for the Transferred Companies required to be filed by CompX for U.S. Tax purposes with respect to Tax periods ending on or before December 31, 2012 (“Seller Information Returns”).  Any such Buyer Tax Return shall be prepared and filed in a manner consistent with past practice, to the extent permitted by Law.  Sellers shall have the right to review and comment on any income, franchise and similar Buyer Tax Return (including any IRS Form 5471 that is a Buyer Tax Return).  Buyers shall provide, or cause to be provided, to Sellers a substantially final draft of any income, franchise and similar Buyer Tax Return as soon as reasonably possible prior to the due date for filing such Buyer Tax Return.  Sellers shall deliver to Buyers as soon as reasonably possible after receiving such Buyer Tax Return a detailed written statement describing all of their objections (if any) thereto.  Buyers and Sellers shall act reasonably and in good faith to resolve any objection properly and timely raised by Sellers, and (except as explicitly provided in the final sentence of this Section 5.11(a)(i)) Buyers shall not file any such Buyer Tax Return until such objections are resolved.  In the event that Buyers and Sellers are unable to resolve any disputes with respect to any such Buyer Tax Return within 5 Business Days after Buyers have received Sellers’ statement of objections, they shall promptly refer their differences to a nationally-recognized public accounting firm (the “Accounting Firm”) jointly selected by Buyers and Sellers for resolution, which resolution shall be binding on Buyers and Sellers.  The Accounting Firm shall consider only those items that remain unresolved by Buyers and Sellers.  The costs and expenses of the Accounting Firm shall be borne 50% by Buyers and 50% by Sellers.  If a final resolution with respect to a Buyer Tax Return is not resolved within 15 Business Days after Buyers have received Seller’s statement of objections (or 1 Business Day prior to the due date for filing such Tax Return, if sooner), Buyers shall be required to timely file such Tax Return as prepared by Buyers; provided, that once the resolution of such dispute has been determined, such Buyer Tax Return shall be, if necessary or appropriate, re-filed or amended to reflect the Accounting Firm’s determination of such dispute.

(ii) CompX shall prepare or cause to be prepared and file or cause to be filed all Seller Information Returns.  Any such Seller Information Returns shall be prepared and filed in a manner consistent with past practice, to the extent permitted by Law.  Buyers shall have the right to review and comment on any such Seller Information Returns.  CompX shall provide, or cause to be provided, to Buyers a substantially final draft of any such Seller Information Return as soon as reasonably possible prior to the due date for filing such Seller Information Return.  Buyers shall deliver to CompX as soon as reasonably possible after receiving such Seller Information Return a detailed written statement describing all of their objections (if any) thereto.  Buyers and CompX shall act reasonably and in good faith to resolve any objection properly and timely raised by Buyers, and (except as explicitly provided in the final sentence of this Section 5.11(a)(ii)) CompX shall not file any such Seller Information Return until such objections are resolved.  In the event that Buyers and CompX are unable to resolve any disputes with respect to any such Seller Information Returns within 5 Business Days after CompX has received Buyers’ statement of objections, they shall promptly refer their differences to the Accounting Firm, which resolution shall be binding on Buyers and CompX.  The Accounting Firm shall consider only those items that remain unresolved by Buyers and CompX.  The costs and expenses of the Accounting Firm shall be borne 50% by Buyers and 50% by CompX.  If a final resolution with respect to a Seller Information Return is not resolved within 15 Business Days after CompX has received Buyers’ statement of objections (or 1 Business Day prior to the due date for filing such Seller Information Return, if sooner), CompX shall be allowed to timely file such Seller Information Return as prepared by it, without making any changes in response to Buyers’ statement of objections, except that neither Buyers nor their Affiliates shall be included in Item D on page 1 of such Seller Information Return without Buyers’ written consent; provided, that, if Buyers do not consent to their inclusion on a Seller Information Return, Buyers shall be allowed to file their own IRS Form 5471 with respect to the Transferred Companies;  provided further, that once the resolution of such dispute has been determined, such Seller Information Return (and any IRS Form 5471 filed by Buyers pursuant to the previous clause) shall be, if necessary or appropriate, re-filed or amended to reflect the Accounting Firm’s determination of such dispute.

(iii) Notwithstanding anything to the contrary in this Agreement, neither Buyers, nor any Transferred Company nor any of their Affiliates shall (1) except as explicitly provided in the final sentence of Section 5.11(a)(i) or Section 5.11(a)(ii), file an amended Tax Return or otherwise re-file a Tax Return of the Transferred Companies and any of their Subsidiaries for any Pre-Closing Tax Period, (2) except for Tax Returns that are filed consistent with past practice under Section 5.11(a)(i), file any Tax Return for a Transferred Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period that was due prior to the Closing (taking into account any valid extension of time in which to file), or (3) make or change any Tax election or adopt or change any Tax accounting method (except as required by applicable Law) for any Pre-Closing Tax Period for the Transferred Companies and any of their Subsidiaries, in each case, without the prior written consent of Sellers (which consent shall not be unreasonably conditioned, delayed, or withheld).  For purposes of this Section 5.11(a)(iii), if Buyers request consent from Sellers for a Transferred Company to carry back a Tax attribute from a Post-Closing Tax Period to a Pre-Closing Tax Period, Sellers’ withholding of consent for such carryback shall not be reasonable unless Sellers determine, in their sole discretion exercised in good faith, that such carryback would reasonably be expected to result in an increase of Taxes for which Sellers are or may be liable (pursuant to Section 5.11(e) or otherwise) or would reasonably be expected to reduce or eliminate a Tax refund which Sellers would reasonably be expected to receive (pursuant to Section 5.11(e)) (for example, because Sellers, any of their Affiliates or any Transferred Company is subject to a Tax proceeding that could directly or indirectly impact taxable income to which such requested carryback would apply).

(iv) Notwithstanding anything to the contrary in this Agreement, neither Buyers nor any of their Affiliates shall make any election under Section 338 of the Code or any similar Tax Law with respect to the acquisition of any of the Transferred Companies or their Subsidiaries pursuant to this Agreement.

(b) Certain Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest), and any expenses with respect to Tax Returns thereto, incurred in connection with this Agreement shall be paid 50% by Sellers and 50% by Buyers, and Buyers will file all necessary Tax Returns and other documentation with respect to such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Sellers will join in the execution of any such Tax Returns and documentation; provided that Taiwan Buyer shall be responsible for payment to the applicable Governmental Authority of the securities transactions Taxes imposed on the transfer of the shares of Dynaslide to Taiwan Buyer pursuant to this Agreement and shall deliver to Sellers evidence of such payment no later than the Closing Date; provided further that Sellers shall reimburse Taiwan Buyer for 50% of such securities transactions Taxes.  For the avoidance of doubt, the preceding sentence does not apply to any Taxes, fees (including any penalties and interest) or expenses with respect to Tax Returns related to the parcel of real property described in Exhibit B and the transfer of such parcel pursuant to the documentation set forth in Exhibit B; provided that Buyers shall assist Sellers in connection with the preparation and filing of any such Tax Returns (including by signing any such Tax Returns to the extent required by applicable Law), to the extent reasonably requested by Buyers, at Sellers’ expense.

(c) Cooperation on Tax Matters.

(i) Sellers, the Transferred Companies and Buyers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.11 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records (or applicable portions thereof) and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and, to the extent reasonably requested by the other party, signing any Tax Return, amended Tax Returns, claims or other documents necessary to settle any Tax Contest pursuant to the provisions of this Agreement or to claim a refund pursuant to Section 5.11(e) or any powers of attorney required to effect the provisions of Section 5.11(d)(i).  Buyers and Sellers agree to retain all books and records (or applicable portions thereof) with respect to Tax matters pertinent to the Transferred Companies and any Subsidiaries of the Transferred Companies relating to any taxable period beginning before the Closing Date (in the case of Sellers, to the extent Sellers have possession of any such books and records immediately after the Closing) until the expiration of the statute of limitations (and, to the extent notified by Sellers or Buyers, respectively, any extensions thereof) of the respective taxable periods, and to give Sellers or Buyers, respectively, reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyers and Sellers shall allow the other party to take possession of such books and records (or applicable portions thereof) prior to such transfer, destruction or discarding.

(ii) Buyers and Sellers, upon request, will use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) The Transferred Companies’ participation in all tax-sharing agreements or similar agreements between any Transferred Company or any of Subsidiary of the Transferred Companies, on the one hand, and Sellers, their Affiliates, or any other Person, on the other hand shall be terminated as of the Closing Date and, after the Closing Date, neither the Transferred Companies, nor Sellers nor any Affiliate of any of the foregoing shall be bound thereby or have any Liability thereunder.

(iv) Notwithstanding anything to the contrary in this Agreement, neither Sellers nor their Affiliates shall be required to furnish to Buyers or any other Person any Tax Returns (or work papers related thereto) of or relating to Sellers or any of their Affiliates (other than the Transferred Companies).

(d) Tax Contests.

(i) Buyers shall promptly provide Sellers with any correspondence or notices from any Governmental Authority that they or any of their Affiliates (including the Transferred Companies and their Subsidiaries) receive after the Closing Date with respect to any audit, assessment, litigation, contest or other proceeding relating to Taxes if such audit, assessment, litigation, contest or other proceeding could result in an obligation of Sellers to indemnify Buyers or any of their Affiliates (including the Transferred Companies and their Subsidiaries) under this Agreement (“Tax Contest”).  The failure to provide such notice, however, shall not create any Buyer liability, except to the extent that Sellers are actually and materially prejudiced by such failure.  Sellers shall have the right, at their own expense, to elect in writing, within ten (10) days of receiving Buyers’ notice pursuant to this Section 5.11(d)(i), to control any Tax Contest if such Tax Contest is solely with respect to a Pre-Closing Tax Period and could not materially impact the liability of Buyers, the Transferred Companies and their Subsidiaries for Taxes in a Post-Closing Tax Period (any such Tax Contest controlled by Sellers, a “Seller Tax Contest”).  Buyers shall have the right to participate, at their own expense, in any Seller Tax Contest.  Sellers shall not settle any Seller Tax Contest without the prior written consent of Buyers (such consent, not to be unreasonably withheld, conditioned, or delayed).  Buyers shall control any Tax Contests that are not Seller Tax Contests, including for the avoidance of doubt, any Tax Contests involving a Straddle Tax Period (“Buyer Tax Contest”).  Sellers shall have the right to participate in any Buyer Tax Contest.  Buyers shall not settle any Buyer Tax Contest without the prior written consent of Sellers (such consent, not to be unreasonably withheld, delayed or conditioned).  For the avoidance of doubt, any audit, assessment, litigation, contest or other proceeding relating to Taxes of Sellers or any of their Affiliates (other than the Transferred Companies and their Subsidiaries) or any consolidated, combined unitary or similar group of which any of the foregoing (other than the Transferred Companies and their Subsidiaries) is or was a member shall not be deemed to be a Tax Contest and Buyers shall have no right to participate in or control any such audit, assessment, litigation, contest or other proceeding.

(ii) In the event the provisions of Section 5.11(d)(i) conflict with the provisions of Section 5.2(d), the provisions of Section 5.11(d)(i) shall govern.

(e) Tax Indemnification by Sellers.  Sellers shall indemnify Buyers and the Transferred Companies and hold them harmless from and against any loss, claim, liability, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Transferred Companies for all Pre-Closing Tax Periods (other than Transfer Taxes to the extent Buyers are liable for such Taxes pursuant to Section 5.11(b)), (ii) all Taxes of any member (other than a Transferred Company or any Subsidiary of the Transferred Companies) of an affiliated, consolidated, combined or unitary group of which the Transferred Companies (or any predecessor of any of the foregoing) is or was a member prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, (iii) to the extent resulting from a breach of the representation in Section 3.20(i), all Taxes of Buyers or their Affiliates directly attributable to any inclusion in taxable income under Section 951(a) of the Code by Buyers or their Affiliates as a result of their direct or indirect ownership of Dynaslide, Waterloo or Mediamounts at the end of the taxable year of Dynaslide, Waterloo or Mediamounts, respectively, that includes the Closing Date, but only to the extent such income inclusion is attributable to the Pre-Closing Tax Period, as determined under Section 5.11(f)(ii) (net of any Tax benefits actually recognized by Buyers or any of their Affiliates in the taxable year of such income inclusion as a result of such income inclusion, including (for the avoidance of doubt) any foreign Tax credits utilized in such taxable year by Buyers or any of their Affiliates as a result of such income inclusion), and (iv) any and all Taxes of any person (other than a Transferred Company or any Subsidiary of the Transferred Companies) for a Pre-Closing Tax Period imposed on the Transferred Companies as a transferee or successor, by contract entered into by a Transferred Company prior to the Closing or pursuant to any other law, rule, or regulation, to the extent (in any case under this clause (iv)) such Taxes are imposed on the Transferred Companies solely because of an event or transaction occurring prior to the Closing (not including the Closing itself), except (in any case under any clause of this Section 5.11(e)) to the extent (i) such Tax (or Liability for such Tax) is included as a liability in the calculation of the Closing Net Working Capital or 2012 EBITDA as finally determined under Section 1.3(g), (ii) such Tax (or Liability for such Tax) results from any transaction occurring on the Closing Date, after the Closing, outside the ordinary course of business, or (iii) such Taxes results from a breach of Section 5.11(a)(iii) or (iv).

(f) Certain Allocations.

(i) For purposes of calculating Taxes in a Pre-Closing Tax Period under Section 5.11(e), the portion of any Tax for a Straddle Tax Period that is allocable to the Pre-Closing Tax Period shall be deemed equal to: (a) in the case of Taxes based upon or related to income, gross or net sales, receipts, payroll, proceeds, profits or similar items, the amount that would be payable if the Straddle Tax Period had ended on the Closing Date and the books of the Transferred Companies and their Subsidiaries closed as of the close of business on the Closing Date, and (b) in the case of all other Taxes, the amount of Tax for the Straddle Tax Period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the Straddle Tax Period through the Closing Date and the denominator of which shall be the number of days in the Straddle Tax Period.  Any Taxes not so allocated to the Pre-Closing Tax Period shall be allocated to the Post-Closing Tax Period.

(ii) The portion of any inclusion of income under Section 951(a) of the Code from a Transferred Company with respect to a Straddle Tax Period of such Transferred Company that is attributable to the Pre-Closing Tax Period shall be the amount of such income inclusion that would be includible in the taxable income of Buyers or any of their Affiliates under Section 951(a) on the Closing Date if such Straddle Tax Period (and the taxable year to which it relates) ended immediately after the Closing and the books of the Transferred Companies and their Subsidiaries closed immediately following the Closing on the Closing Date; provided that, for purposes of determining the portion of the Transferred Companies’ earnings and profits that had previously been included in the gross income of a United States Shareholder (within the meaning of Section 959 of the Code), any deemed dividend resulting from the sale of the Transferred Companies under this Agreement pursuant to Section 1248 of the Code shall be taken into account and, thus, shall have the effect of reducing the income inclusion; provided further, an income inclusion shall not be allocable to the Pre-Closing Tax Period to the extent such income inclusion results directly or indirectly from (A) any action taken by or at the direction of Buyers or any of their Affiliates or (B) any contract, pledge, guarantee or other agreement entered into by a Transferred Company, or to which a Transferred Company (or equity thereof) becomes subject, at or after the Closing; provided further, that the portion of any income inclusion under Section 951(a) of the Code that is attributable to the Pre-Closing Tax Period shall not be greater than the portion of such income inclusion that directly results from a breach of the representation in Section 3.20(i).

(iii) In preparing any Tax Return and computing the Tax attributable to a Pre-Closing Tax Period, all Transaction Expenses that are (under applicable Tax law) properly allocable, or which Sellers, Buyers, the Transferred Companies or their Affiliates are permitted (under applicable Tax law) to treat as properly allocable, to the Pre-Closing Tax Period shall be included as deductions or loss for the Pre-Closing Tax Period.  Sellers, Buyers, the Transferred Companies and their Subsidiaries shall file all Tax Returns for Pre-Closing Tax Periods or Straddle Tax Periods consistent with the principles of this Section 5.11(f).

(g) Sellers shall be entitled to all “refunds” (including interest thereon) of all Taxes of any Transferred Company or any of their Subsidiaries attributable to any Pre-Closing Tax Period (to the extent such refunds have not been included as an asset for purposes of determining the Closing Net Working Capital, as finally determined under Section 1.3(g)); provided that payments to Sellers under this Section 5.11(g) shall be net of (1) any reasonable out-of-pocket costs associated in obtaining such refund of Taxes, (2) any Tax required to be withheld on such payment, and (3) any Taxes actually imposed on Buyers, the Transferred Companies and/or their Subsidiaries as a result of such refunds (collectively, “Refund Adjustments”).  For purposes of this Section 5.11(g), “refund” shall mean the receipt of cash or any credit claimed in lieu of a cash refund.  The Transferred Companies shall promptly cause any such refund to be paid over to Sellers, but in any case within 5 Business Days after receipt or application thereof.  At Sellers’ written request, Buyers shall furnish Sellers with adequate information that would enable Sellers to determine their entitlement to, and the amount of, any refund or credit to which they reasonably believe they may be entitled.  If the Transferred Companies have paid the amount of a refund (net applicable Refund Adjustments) to Sellers pursuant to this Section 5.11(g) and the Transferred Companies or their Subsidiaries are required to repay all or a portion of such refund to the applicable Governmental Authority (at the request of such Governmental Authority or by reason of a change in applicable Tax Law), then Sellers shall pay to the Transferred Companies the portion of such refund the Transferred Companies or their Subsidiaries are required to repay to the Governmental Authority (net of the applicable portion of any Refund Adjustments that had been applied against the amount of such refund, but including any interest imposed by such Governmental Authority with respect to the portion of such refund that must be repaid). Notwithstanding anything to the contrary in this Section 5.11(g), the Transferred Companies shall be entitled to any Tax refund or credit of Taxes of any Transferred Company or any of their Subsidiaries arising as a result of the carryback of a Tax attribute generated in a Post-Closing Tax Period.

(h) At the Closing, CompX shall provide to Buyers a certification (the “FIRPTA Affidavit”), duly executed and acknowledged by CompX under penalties of perjury, in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2)(iv)(B), stating that CompX is not a “foreign person” within the meaning of Section 1445 of the Code.

(i) Buyers and the Transferred Companies will be entitled to deduct and withhold any withholding Taxes required under the Code or any applicable Law to be deducted and withheld from any amount payable to or for the benefit of any Person pursuant to this Agreement.  To the extent that any such amounts are so deducted or withheld and paid over to the applicable Governmental Authority in accordance with applicable Law, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(j) Buyers and Sellers shall allocate the Purchase Price for U.S. federal income tax purposes among the stock of Dynaslide and the stock of Waterloo in accordance with the methodology set forth in Schedule 5.11(j) (the “Final Purchase Price Allocation”).  The parties recognize that the Final Purchase Price Allocation does not include Buyers’ acquisition expenses or Sellers’ selling expenses and that Buyers and Sellers will allocate such expenses appropriately.  The parties agree to act in accordance with the allocations contained in the Final Purchase Price Allocation in any relevant Tax Returns or Tax filings, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of any state, local or foreign law) or as otherwise required by Law.

(k) None of Buyers, the Transferred Companies or any Affiliate of any of the foregoing shall take any action, after the Closing, that could increase any inclusion of income under Section 951(a) of the Code in respect of any Transferred Company for a taxable year or period that includes the Closing Date if Sellers or any of their Affiliates directly or indirectly own an interest in such Transferred Company on the last day of such taxable year or period during which such Transferred Company is a controlled foreign corporation (within the meaning of Section 957 of the Code).

5.12 Letters of Credit.

(a) .  With respect to any obligations of Sellers or their Affiliates (other than the Transferred Companies) under any guaranties, letters of credit, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral obtained or given by Sellers relating to the business of the Transferred Companies (“Affiliate Obligations”) listed on Schedule 5.12, Buyers shall use reasonable best efforts to have Sellers and their Affiliates irrevocably and unconditionally released and discharged as guarantors, obligors or parties having any other obligation in respect of such Affiliate Obligation prior to or at Closing, through arrangements reasonably satisfactory to the Sellers and none of Sellers or their Affiliates will have any further obligation or liability in connection therewith.  With respect to any Affiliate Obligations other than those listed on Schedule 5.12, Sellers shall, and Sellers shall cause their Affiliates to, keep in place all such Affiliate Obligations until the earlier of (i) the earliest possible expiration by its terms or (ii) such time as such Affiliate Obligation is terminated pursuant to mutually acceptable arrangements between Buyers and Sellers.  In the event Sellers and their Affiliates are not released and discharged prior to or at Closing from any Affiliate Obligations in accordance with this Section 5.12 (whether or not listed on Schedule 5.12), Buyers shall use reasonable best efforts to have Sellers and their Affiliates released and discharged as promptly as practicable after the Closing and the Transferred Companies and Buyers shall indemnify and hold harmless Sellers and their Affiliates for all payments Sellers or their Affiliates make after the Closing Date under any Affiliate Obligation.  With respect to any obligations of any Transferred Company under any guaranties, letters of credit, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral obtained or given by any Transferred Company relating to any business of Sellers or their Affiliates other than the business of the Transferred Companies, Sellers shall cause each Transferred Company to be fully released, in each case, effective as of the Closing, with respect to all obligations of such Transferred Company and any of its Subsidiaries under any such guaranties.

5.13 Use of Names.

Sellers agree that from and after the Closing they will not (and they will cause their Subsidiaries and Affiliates to not) use, apply for, register or maintain any names, trademarks, service marks or domain names consisting of or incorporating the name “Dynaslide” or “Waterloo” or associated logos or trade dress, or any derivation, variation or translation of any of the foregoing; provided, however, that the Transferred Companies may make factual or historical references to the “Dynaslide” and “Waterloo” names.  Buyers acknowledge and agree that they are not obtaining any rights with respect to the name “CompX” or associated logos or trade dress, or any derivation, variation or translation of any of the foregoing (collectively, the “Seller Marks”), except that Sellers hereby grant to Buyers and each of the Transferred Companies and each of their Subsidiaries a non-exclusive license to use the Seller Marks solely (i) to offer to sell, sell and distribute inventory existing as of the Closing that bears the Seller Marks and to provide related services, or (ii) in connection with use on business cards, websites, email addresses, price lists, invoices, literature, brochures, manuals, stationery, signs, signage, supplies and other materials existing as of the Closing that bear the Seller Marks for the operation of its and their businesses, in each case, until the earlier of (A) the discontinuation of the applicable use, and (B) one year after the Closing Date.  Buyers and each of the Transferred Companies and each of their Subsidiaries shall use good faith efforts to discontinue use of the Seller Marks as soon as reasonably practicable after the Closing Date, but not more than one year after the Closing Date; provided that Buyers, each of the Transferred Companies and each of their Subsidiaries shall not be liable to Sellers for continued use of the Seller Marks by customers or other third parties.

5.14 Access to Documents; Preservation of Books and Records

    For a period of seven years from and after the Closing Date, (i) Buyers shall cause the Transferred Companies not to, and Sellers shall not, dispose of or destroy any of the books and records of any Transferred Company relating to periods prior to the Closing (“Books and Records”) without first offering to turn over possession thereof to Sellers or Buyers, as applicable, by written notice to the Sellers or Buyers, as applicable, at least 90 days prior to the proposed date of such disposition or destruction; (ii) Buyers shall cause the Transferred Companies to allow Sellers and their agents, and Sellers shall allow Buyers and their agents, access to and to copy all Books and Records; provided, however, Sellers and Buyers, as applicable, shall use commercially reasonable efforts to see that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of the business of the Transferred Companies or Sellers, as applicable; and (iii) Buyers shall cause the Transferred Companies to make available to Sellers upon written request (1) the personnel of the Transferred Companies to assist Sellers in locating and obtaining any Books and Records or other documents, and (2) any personnel of the Transferred Companies whose assistance or participation is reasonably required by the CompX or any of its Affiliates in anticipation of, or preparation for, any report to be filed by CompX with the Securities and Exchange Commission, including, without limitation its Annual Reports on Form 10-K, or any existing or future Legal Proceeding or other matters in which Sellers or their Affiliates is or becomes involved.

5.15 Limited Representations

    Buyers expressly acknowledge and agree that (a) neither Seller has made (and neither shall be deemed to have made) to Buyers any representation or warranty other than those expressly made by each Seller in Article III of this Agreement.  Without limiting the generality of the foregoing, Buyers further acknowledge and agree that neither Seller nor any of their respective Affiliates or representatives has made or is making any representations or warranties of any kind, express or implied or statutory, at law or equity, with respect to any Transferred Company or its actual or prospective business, operations, assets, liabilities, results of operations or financial condition other than as set forth in Article III, including, but not limited to, any (i) express or implied warranties as to any financial projections or other forward-looking information with respect to the business of any Transferred Company, (ii) implied warranties of merchantability and fitness for a particular purpose or (iii) express or implied warranties as to any other matter which, under applicable law, will be deemed to give rise to any express or implied warranty unless such warranties are expressly disclaimed by Sellers, and Sellers hereby disclaim any other representations or warranties that would otherwise be deemed to be made by themselves, their Affiliates or any of their respective officers, directors, employees, agents, financial and legal advisors or other representatives, in connection with this agreement or the transactions contemplated hereby.

5.16 Employee Matters.

(a) Each of the individuals set forth in Schedule 5.16 ( “Designated Employees”), who are currently employees of Sellers or an Affiliate thereof, shall receive a written offer of employment to be hired and employed by Buyers or an Affiliate thereof effective immediately after the Closing (or, with respect to Designated Employees who are on disability or other leave as of the Closing Date, contingent on and commencing as of the next Business Day following when such employee returns to active employment, provided in all events, such period of leave ends no later than ninety (90) days after the Closing Date or such later date that such Designated Employee has reemployment rights under applicable Law) in substantially the same position and with the same base salary or hourly rate as were in effect immediately prior to such time and conditions of employment that are substantially similar to the conditions of employment applicable to Buyers’ other similarly situated employees.  Buyers or an Affiliate thereof shall provide such written offer of employment to each such Designated Employee on or prior to the Closing Date and if the Designated Employee accepts such offer prior to the Closing Date, he or she shall become an employee of Buyers or an Affiliate thereof, effective immediately following the Closing (or, with respect to Designated Employees who are on disability or other leave as of the Closing Date, such later date described above), in accordance with this Section 5.16(a).

(b) To the extent Buyers or an Affiliate thereof continues to employ any employees of any Transferred Company or any Designated Employees immediately after the Closing (or otherwise effective immediately after the Closing), the period of employment with the Transferred Company, Sellers or an Affiliate thereof of each such individual shall be recognized as service with Buyers and its Affiliates, as applicable, for benefit plan eligibility and vesting purposes (but not for purposes of benefit accruals or benefit computations or for purposes of vesting of future equity awards) under all of Buyers’ and its Affiliates’ employee benefit plans, programs, policies or arrangements to the same extent service with the Transferred Company, Sellers or an Affiliate thereof are recognized under any similar Plan, except to the extent such credit would result in duplication of benefits.

(c) In connection with the employment of the employees by Buyers or their Affiliates described in Section 5.16(b), Buyers and their Affiliates shall use commercially reasonable efforts to (i) waive or cause to be waived all limitations as to preexisting conditions, waiting periods, actively-at-work and evidence of insurability requirements or other exclusions with respect to participation and coverage requirements applicable to each employee under any employee health plans (including any limited scope benefit plans) established by Buyers or their Affiliates in which such employee may be eligible to participate on or after the Closing to the extent any such limitation as to preexisting conditions, waiting periods, actively-at work and evidence of insurability requirements and other exclusions did not apply under the applicable corresponding Plan as of immediately prior to the Closing, and (ii) provide or cause to be provided to each such employee with credit for any co-payments, deductibles and out-of-pocket expenses paid prior to the Closing under any Plan (or similar arrangement of the Sellers, as applicable) in satisfying any applicable co-payment, deductible and out-of-pocket expense requirements for the plan year in which the Closing occurs under such employee health plans in which such employee may be eligible to participate on or after the Closing.

(d) The parties hereto acknowledge and agree that all provisions contained in this Section 5.16 with respect to employees are included for the sole benefit of the respective parties hereto and shall not (i) create any right, including as a third-party beneficiary of this Agreement, in any other person, including, without limitation, any employees, former employees, any participants in any Plan (or similar arrangement of the Sellers, as applicable) or any beneficiaries thereof, (ii) create any right to continued employment with the Buyers or an Affiliate thereof, (iii) amend, or be construed as amending or establishing, any Plan (or similar arrangement of the Sellers, as applicable) or benefit plan, program, agreement or arrangement of the Buyers or an Affiliate thereof or (iv) alter or limit the Transferred Companies’, the Buyers’ or their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement; provided, that any such amendment, modification or termination shall not relieve the Buyers or their Affiliates or the Transferred Companies of their obligations contained herein with respect to the Employees of the Transferred Companies and the Designated Employees.

5.17 Transition Services

Upon request of the Transferred Companies, Sellers shall, and shall cause their applicable Affiliates to, provide certain transition services as described in, and on and subject to the limitations contained in, Schedule 5.17.  Buyers, Parent and the Transferred Companies agree to comply with the obligations of Buyers, the Transferred Companies and their Affiliates contained in Schedule 5.17.  Buyers and each of the Transferred Companies and each of their Affiliates shall obtain a replacement provider for such services as soon as reasonably practicable after the Closing Date, but in no event later than 45 days after the Closing Date (except with respect to warehousing and related order fulfillment, which shall be no later than 90 days after the Closing Date).  Notwithstanding anything herein to the contrary, this Section 5.17 shall not be subject to Section 5.2.

ARTICLE VI

CERTAIN DEFINITIONS

6.1 Definitions.

For the purposes of this Agreement, the following terms have the meanings set forth below:

“2012 EBITDA” means, in respect of the twelve-month period ending December 30, 2012, consolidated net income of the Transferred Companies and Precision, less:

i)	interest income;

ii)	reversal of accrued contingent consideration;

iii)	income resulting from reversals of liabilities and reserves established in prior years;

iv)	gains resulting from the sale of any assets (other than the sale of inventory in the ordinary course of business);

v)	foreign currency exchange gains; and

vi)	other extraordinary, non-recurring, non-cash, or out-of-period gains and income included in the determination of net income;

plus:

i)	interest expense;

ii)	federal, state and foreign income taxes;

iii)	depreciation and amortization;

iv)	severance expense for former VP Sales and Marketing;

v)	professional fees related to prior acquisitions;

vi)	contingent professional fees related to identifying income tax credits;

vii)	losses resulting from the sale of any assets (other than the sale of inventory in the ordinary course of business);

viii)	foreign currency exchange losses; and

ix)	other extraordinary, non-recurring, non-cash, or out-of-period losses and charges which have been deducted in the determination of net income.

Each item used in calculating 2012 EBITDA (including net income) shall be determined in accordance with GAAP as in effect on the Closing Date and as applied in a manner consistent with the preparation of the Sellers’ audited financial statements for the fiscal year ended December 30, 2012.  2012 EBITDA shall include net income from hedging activities; however, if the inclusion of net income from hedging activities results in 2012 EBITDA exceeding $9,400,000, then the entire amount of net income from hedging activities shall be excluded from 2012 EBITDA (but in no event shall any such exclusion cause 2012 EBITDA to result in an amount less than $8,800,000). For purposes of clarity, an example calculation of 2012 EBITDA is set forth in Exhibit E.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person.  For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

“Ancillary Agreements” means the Local Share Purchase Agreement to be delivered pursuant to Section 1.2(b).

“Business Day” means any day, other than a Saturday, Sunday or other date on which banks located in Chicago, Illinois are closed for business as a result of federal, state or local holiday.

“Closing Cash” means (x) the aggregate amount of marketable securities and the actual cash balances of the Transferred Companies at the Closing calculated in accordance with GAAP and consistent with past practices, which shall be calculated net of any checks outstanding and net of Restricted Cash, minus (y) USD $203,125 in respect of withholding taxes relating to the transactions relating to the transfer of the Taiwan Property pursuant to the documents set forth in Exhibit B, minus (z) USD $75,615 in respect of pension liabilities; provided, however, that in determining the dollar amount of Closing Cash, the Closing Cash of Dynaslide shall be multiplied by .75.

“Closing Indebtedness” means the amount of Indebtedness of the Transferred Companies outstanding immediately prior to Closing.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, financial condition, services, or research or development of the Transferred Companies or their suppliers, distributors, customers, independent contractors or other business relations.  Confidential Information includes, but is not limited to, the following, in each case as developed by or for or relating to the business of the Transferred Companies: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, the Transferred Companies’ suppliers, distributors, customers, independent contractors or other material business relations; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and databases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Intellectual Property Rights.  Notwithstanding the foregoing, “Confidential Information” does not include information that (i) is or becomes generally known by the public, other than as a result of a disclosure in breach of Section 5.10, (ii) was independently obtained from sources that are not known by Sellers to be in violation of any legal, contractual or fiduciary obligation to Buyers with respect thereto or otherwise prohibited by Law, contract or fiduciary duty from disclosing such information (each, a “Permitted Source”), (iii) becomes available to Sellers on a non-confidential basis from a source that is a Permitted Source or (iv) was or is independently developed by Sellers or their Affiliates or Subsidiaries (other than the Transferred Companies prior to the Closing) without the use of the Transferred Companies’ Confidential Information.

“Encumbrance” means any encumbrance, mortgage, hypothecation, lien (statutory or otherwise), preference, priority, charge, security interest, security agreement, pledge or similar encumbrance of any kind, and with respect to real property, in addition, any easement, covenant or restriction affecting title of any kind or nature whatsoever.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Governmental Authority” means any foreign or United States federal, state, provincial, regional or local government or division thereof or any quasi-governmental, regulatory or administrative authority, entity, agency, commission, board, bureau or instrumentality or any super-national, court, tribunal or judicial or arbitral body in each case, exercising executive, judicial, regulatory or administrative functions of a government or any Person acting pursuant to a grant of authority from a Governmental Authority.

“Guaranty” means any agreement, undertaking or arrangement by which any Person, directly or indirectly, guarantees, endorses or otherwise becomes or is contingently liable upon the Indebtedness, obligation or other Liability of any other Person (other than by endorsements of instruments in the ordinary course of collection).

“Indebtedness” means, with respect to any Person as of any date of determination, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) the maximum potential exposure under all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (iv) all obligations arising from cash/book overdrafts, (v) all obligations of such Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned by such Person, (vi) all capital lease obligations, (vii) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the Ordinary Course of Business which are not past due), (viii) all obligations under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (ix) all amounts due and payable pursuant to the winding up or termination at Closing of any interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements, or other interest or exchange rate hedging agreements or arrangements, (x) all Guaranties of such Person in connection with any of the foregoing and (xi) all fees, accrued and unpaid interest, premiums or penalties arising out of any of the foregoing.  For the avoidance of doubt, the term “Indebtedness” does not include any liabilities taken into consideration in determining Closing Net Working Capital.

“Insurance Policy” means the representations and warranties insurance policy to be obtained by Buyers at Closing in connection with the transactions contemplated hereby in substantially the form previously agreed by Buyers and Sellers.

“Insurance Premium” means the amount of the premium payable by Buyers to the insurer in connection with the issuance of the Insurance Policy, together with any and all fees, costs and expenses charged by the insurer, the insurance broker, and applicable Taxes.

“Insurance Premium Allocation” means 50% of the Insurance Premium; provided, that the Insurance Premium Allocation shall not exceed $166,378.13.

“Intellectual Property Rights” means all of the following, in any jurisdiction in the world: (i) patents, patent applications, patent disclosures and inventions, (ii) Internet domain names, (iii) trademarks, service marks, trade dress, trade names, brand names, logos, corporate names, slogans, and other indicia of ownership, and all translations, transliterations, adaptations, derivations, acronyms, variations, insignias, designations, and combinations of the foregoing, and registrations and applications for registration thereof together with all of the goodwill associated therewith (“Trademarks”), (iv) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (v) mask works and registrations and applications for registration thereof, (vi) computer software (in both source code and object code form), data, data bases and documentation thereof, (vii) trade secrets and other confidential information (including ideas, formulas, compositions, recipes, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (viii) rights of publicity and commercial rights to a personal name, (ix) other intellectual property rights and (x) copies and tangible embodiments thereof (in whatever form or medium).

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including limited liability company interests, partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

 “knowledge” or “known” means, (i) with respect to Sellers, the actual knowledge of David Bowers and Darryl Halbert, and (ii) with respect to the Transferred Companies, the actual knowledge of David Bowers, Darryl Halbert, Corey Boland, Bill Simpson, Dave Carter and T.J. Chang in each case as of the applicable date of determination.

“Law” means any federal, state, provincial, regional or local or super-national treaty, international agreement, statute, law, by-law, ordinance, regulation, rule, code, order, injunction, judgment, case law, determination, directive, ruling, decree, requirement or rule of law, or any other provision, decision or requirement having the force and effect of law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, appurtenances or other interests in real property leased by the Transferred Companies.

“Liability” means any liability, debt or obligation of any kind, character or description, and whether known or unknown, accrued, absolute, contingent or otherwise, and regardless of when asserted or by whom.

“Material Adverse Effect” means (a) any change or development that has had or would reasonably be expected to have a material and adverse effect upon the business, operations, financial condition, value, operating results or net worth of the Transferred Companies, taken as a whole, or (b) any event or circumstance that is or would reasonably be expected to be materially adverse to the Sellers’ ability to consummate the transactions contemplated by this Agreement, other than, in each case, any effect, change or development to the extent resulting from or arising out of (i) an event or series of events or circumstances affecting (A) the United States or global economy generally or capital, credit, debt or financial markets generally, including changes in interest or exchange rates, (B) political conditions generally of the United States or any other country or jurisdiction in which the Transferred Companies operate or (C) the industry in which the Transferred Companies operate generally (including legislative, regulatory and accounting matters); (ii) acts of God or other calamities, national or international political or social actions or conditions, including the engagement by any country in hostilities, whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (iii) changes in Law or in GAAP, in each case after the date of this Agreement, or the enforcement or interpretation of any such changes; (iv) any actions taken, or failures to take action, in each case, in accordance with the terms of this Agreement or to which Buyers have consented in writing; (v) the public announcement of this Agreement and the transactions contemplated hereby; (vi) any expenses incurred by the Sellers or their Subsidiaries in connection with this Agreement or the transactions contemplated hereby; or (vii) any change in the businesses, results of operations or financial condition of Sellers or their Affiliates (other than the Transferred Companies); provided, that the changes, circumstances, events, effects or developments described in the foregoing clauses (i) through (iii) shall not be disregarded if any such change, circumstance, event, effect or development impacts the Transferred Companies in a disproportionately adverse manner relative to other businesses operating in the industry in which the Transferred Companies operate (provided, that such change, circumstance, event, effect or development may only be considered to the extent of such disproportionate adverse impact).

“Net Working Capital” means, as of the close of business on December 30, 2012, the net working capital of the Transferred Companies’ as defined in Exhibit C being determined (i) in accordance with and in a manner consistent with the illustration and principles set forth in Exhibit C (the “Net Working Capital Principles”), and (ii) in accordance with GAAP applied on a basis consistent with past practices and the principles used in the preparation of the Latest Balance Sheet.

“Ordinary Course of Business” means the ordinary course of business, consistent with past custom and practice, including with regard to nature, frequency and magnitude.

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and as to which reserves have been established on the Transferred Companies’ financial statements in accordance with GAAP, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the Ordinary Course of Business for amounts which are not due and payable or are being contested in good faith, and (iii) Encumbrances arising from land use related governmental requirements affecting title to or other restrictions (including easements, covenants, conditions, rights of way or similar restrictions) on any real property, which are not violated by the current use or occupancy of such real property or the operation of the business of any Transferred Company thereon and which are (a) matters of record, (b) would be disclosed by an accurate survey or inspection of the real property, or (c) do not or would not, individually or in the aggregate, materially interfere with any Transferred Company’s present value, use or occupancy of such real property or the business as currently conducted thereon.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

“Post-Closing Tax Period” means any taxable year or other taxable period, and the portion of any Straddle Tax Period, that begins after the Closing Date.

“Pre-Closing Tax Period” means any taxable year or other taxable period, and the portion of any Straddle Tax Period, that ends prior to or on the Closing Date.

“Restricted Cash” means, with respect to any Person, actual cash balances which are subject to cash deposits, cash in reserve accounts, cash in escrow accounts and any other cash which is subject to a lockbox arrangement, cash dominion, cash control or similar agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and all rules and regulations promulgated thereunder, or any similar federal Law then in force.

“Shared Assets” means all assets, tangible, intangible, real or personal, used by the Sellers or any of their Affiliates to provide any of the following services to any of the Transferred Companies: (i) procurement and sourcing, (ii) website design, hosting and maintenance and IT functions, (iii) accounting, finance and payroll, (iv) legal, (v) human resources and health and welfare benefits and (v) similar corporate administrative services provided to the Transferred Companies and to other Affiliates of the Sellers.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

“Straddle Tax Period” means any taxable year or other taxable period that begins on or prior to and ends after the Closing Date.

“Tax” means any federal, state, provincial, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, escheat, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, in each case imposed by a Governmental Authority.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Taxes or the administration of any Laws relating to any Taxes.

“Transaction Expenses” means (i) all expenses of the Transferred Companies incurred in connection with the preparation, execution and consummation of this Agreement and the Closing, including fees and disbursements of attorneys, accountants, and other advisors and service providers, that have not been paid as of the Closing, (ii) all transaction-related bonuses, retention payments, change of control payments, severance payments, accelerated benefits and similar payments as a result of the consummation of the transactions contemplated hereby committed by the Sellers prior to the Closing that are payable (or vest partially or fully) by any Transferred Company to any officer, director, employee, consultant, service provider, shareholder or Affiliate of such Transferred Company after the Closing and (iii) any Liability of, under or relating to any Plan or other compensation or benefit plan, program or arrangement sponsored, maintained or contributed to by Sellers or any of their Affiliates, other than any Transferred Company Plan unless reflected as a liability or accrual in Final Working Capital.

“Valuation Firm” means AlixPartners, and if AlixPartners refuses or is unable to perform the requested services, Buyers and Sellers shall negotiate in good faith to agree upon a different valuation firm.

6.2 Additional Definitions.

Term	Section
“2012 EBITDA Calculation”	Section 1.3(d)
“AAA”	Section 7.12(b)(ii)
“Accounting Firm”	Section 5.11(a)(i)
“Additional Closing Payments”	Section 1.3(b)
“Affiliate Obligation”	Section 5.11
“Agreement”	Preamble
“Base Price”	Section 1.3(a)
“Books and Records”	Section 5.13
“Buyers”	Preamble
“Buyer Parties”	Section 5.2(a)
“Buyer Tax Contest”	Section 5.11(d)(i)

“Buyer Tax Returns”	Section 5.11(a)(i)
“Canada Buyer”	Preamble
“Claimed Amount”	Section 5.2(e)(i)
“Closing”	Section 1.2(a)
“Closing Balance Sheet”	Section 1.3(d)
“Closing Date”	Section 1.2(a)
“Closing Net Working Capital”	Section 1.3(a)
“CompX”	Preamble
“CompX Asia”	Preamble
“Covered Claims”	Section 5.2(a)
“Deductible”	Section 5.2(a)
“Designated Employees”	Section 5.16(a)
“Dynaslide”	Recitals
“EBITDA Shortfall”	Section 1.3(i)
“EBITDA Shortfall Adjustment”	Section 1.3(i)
“Electronic Delivery”	Section 7.8
“ERISA”	Section 3.18(b)
“Estimated Purchase Price”	Section 1.3(b)
“Estimated Closing Cash”	Section 1.3(c)
“Estimated Closing Indebtedness”	Section 1.3(c)
“Estimated Net Working Capital”	Section 1.3(c)
“Excess EBITDA”	Section 1.3(i)
“Excess EBITDA Adjustment”	Section 1.3(i)
“Final 2012 EBITDA”	Section 1.3(g)
“Final Closing Certificate”	Section 1.3(d)
“Final Purchase Price”	Section 1.3(g)
“Final Purchase Price Allocation”	Section 5.11(j)
“Finalization Date”	Section 1.3(h)
“FIRPTA Affidavit”	Section 5.11(h)
“Fundamental Representations”	Section 5.1(b)
“Governmental Approvals”	Section 2.1(b)
“Indemnification Claim”	Section 5.2(g)
“Indemnitee”	Section 5.2(d)
“Indemnitor”	Section 5.2(d)
“Initial Closing Certificate”	Section 1.3(c)
“Latest Balance Sheet”	Section 3.5(b)
“Leases”	Section 3.25(b)
“Legal Proceedings”	Section 3.14
“Losses”	Section 5.2(a)
“Material Contract”	Section 3.12(a)
“Material Customers”	Section 3.24
“Material Suppliers”	Section 3.24
“Mediamounts”	Recitals
“Net Working Capital Principles”	Section 6.1
“Newco”	Section 5.5
“Notice of Claim”	Section 5.2(e)(i)
“Notice of Disagreement”	Section 1.3(e)
“OFAC”	Section 3.26(e)
“Owned Real Property”	Section 3.25(a)
“Parent”	Preamble

“Permitted Source”	Section 6.1
“Plan”	Section 3.18(a)
“Precision”	Recitals
“Purchase Price”	Section 1.3(a)
“Purchase Price Calculation”	Section 1.3(d)
“Refund Adjustment”	Section 5.11(e)
“Related Person”	Section 3.20(h)
“Response Notice”	Section 5.2(e)(ii)
“Restrictive Covenants”	Section 5.4(c)
“Restricted Territories”	Section 5.4(a)
“Securities”	Section 1.1
“Sellers”	Preamble
“Seller Information Return”	Section 5.11(a)(i)
“Seller Marks”	Section 5.13
“Seller Parties”	Section 5.2(b)
“Seller Tax Contest”	Section 5.11(d)(i)
“Taiwan Buyer”	Preamble
“Target Net Working Capital”	Section 1.3(a)
“Tax Benefits”	Section 5.2(g)
“Tax Contest”	Section 5.11(d)(i)
“Tax Representations”	Section 5.1(a)
“Third-Party Approvals”	Section 2.1(a)
“Trademarks”	Section 6.1
“Transferred Companies”	Recitals
“Transferred Company”	Recitals
“Transferred Company Plan”	Section 3.18(a)
“Waterloo”	Recitals

ARTICLE VII

MISCELLANEOUS

7.1 Amendment and Waiver.

This Agreement may be amended, and any provision of this Agreement may be waived; provided, that any such amendment or waiver will be binding upon the Sellers only if such amendment or waiver is set forth in a writing executed by Sellers, and any such amendment or waiver will be binding upon Buyers only if such amendment or waiver is set forth in a writing executed by Buyers.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

7.2 Notices.

All notices, requests, demands and other communications permitted or required to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed conclusively to have been given (i) when personally delivered, (ii) when sent by facsimile (with hard copy to follow via reputable overnight express courier (charges prepaid)) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (iii) when sent by electronic mail (with hard copy to follow via reputable overnight express courier (charges prepaid)) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (iv) one (1) Business Day after being sent by reputable overnight express courier (charges prepaid), or (v) three (3) Business Days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified in writing, notices, requests, demands and communications to the Parties shall be sent to the addresses indicated below:

Notices to the Transferred Companies (prior to the Closing) and Sellers:
CompX International Inc.
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240
Facsimile: (972) 448-1419
Attention:  Mark Hollingsworth

with a mandatory copy to (which shall not constitute notice to the Transferred Companies or Sellers):
Baker Botts L.L.P.
2001 Ross Ave, Suite 600
Dallas, Texas 75201
Facsimile: (214) 953-6503
Attention:  C. Neel Lemon and Samantha H. Crispin
Email: neel.lemon@bakerbotts.com and samantha.crispin@bakerbotts.com

Notices to the Transferred Companies (after the Closing) and Buyers:
c/o Knape & Vogt Manufacturing Company
2700 Oak Industrial Drive
Grand Rapids, Michigan 49505
Attention:                      Peter J. Martin and Linda Jo Carron
Facsimile:                      (616) 459-3957

with a mandatory copy to (which shall not constitute notice to the Transferred Companies or Buyers):
Wind Point Partners
676 N. Michigan Avenue, Suite 3700
Chicago, Illinois  60611
Attention:  Bob Cummings and Konrad Salaber
Facsimile:  (312) 255-4820

with a mandatory copy to (which shall not constitute notice to the Transferred Companies or Buyers):
Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attention:  Stephen L. Ritchie, P.C. and Jeremy S. Liss
Facsimile:  (312) 862-2200
Email: stephen.ritchie@kirkland.com and jeremy.liss@kirkland.com

7.3 Successors and Assigns.

This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective heirs, successors and assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Sellers prior to or after the Closing, or assigned or delegated by the Transferred Companies prior to the Closing, without the prior written consent of Buyers.  Buyers may (i) assign their rights and interests hereunder, in whole or in part, to any of their Affiliates without the consent of any of the other parties hereto or (ii) assign their rights and interests pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all of the Transferred Companies without the consent of the other parties hereto; provided, that in each case, Buyers shall remain liable to Sellers for the performance of their obligations. Following the Closing, the Transferred Companies may collaterally assign any or all of their rights pursuant to this Agreement, including their rights to indemnification, to any of their lenders as collateral security; provided, that Buyers and the Transferred Companies shall remain liable to Sellers for the performance of their obligations hereunder.

7.4 Severability.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.5 Interpretation.

Unless otherwise specified, all references to money amounts are to the lawful money of the United States.  The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein.  Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.  Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.  The use of the word “including” herein shall mean “including without limitation” and, unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive.  The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance.  A party may breach any representation, warranty or covenant contained herein notwithstanding the fact that there may exist an or multiple additional representations, warranties or covenants relating to the same subject matter which such party has not breached.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any foreign or United States federal, state, local or other statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The phrase “made available to Buyer” will mean that the subject documents were (i) posted to the Project Coolio electronic data room at https://services.intralinks.com, (ii) sent in an email (or an email in which any were copied) to any representative of Parent or any of its subsidiaries or of Wind Point Partners or (iii) delivered to any such representative during any on-site visit to any of the Transferred Companies, in any case prior to the date of this Agreement.

7.6 No Third-Party Beneficiaries.

Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees and creditors of the Transferred Companies.

7.7 Complete Agreement.

This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

7.8 Electronic Delivery; Counterparts .

This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument.  Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party hereto, each other Party hereto or thereto shall re-execute the original form of this Agreement and deliver such form to all other Parties.  No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

7.9 Governing Law; WAIVER OF JURY TRIAL.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement, and all disputes hereunder, shall be governed by the internal Law of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (II) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

7.10 Schedules.

The Schedules to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.  Any disclosure made in any Schedule delivered by a party to this Agreement of any facts or circumstances shall be deemed to be adequate disclosure of such facts or circumstances with respect to all other representations or warranties made by such party, whether or not such disclosure specifically identifies or purports to respond to one or more of such other representations and warranties, if it is reasonably apparent on its face that such disclosure is responsive to another representation or warranty or Schedule to this Agreement.  The disclosure of any item or matter in any Schedule hereto shall not be deemed an admission or evidence of an indication of the materiality thereof or the level of materiality that is applicable to any representation or warranty set forth herein.  Any information provided in a Schedule is solely for informational purposes, and the inclusion of such information shall not be deemed to enlarge or enhance any of the representations or warranties of the party providing the Schedule pursuant to this Agreement.

7.11 Time Periods.

Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a weekend or a holiday in the United States, the period during which such action may be taken shall be automatically extended to the next Business Day.

7.12 Arbitration.

    The parties agree that all disputes, controversies or claims that may arise out of the transactions contemplated by this Agreement, or the breach, termination or invalidity hereof (other than (i) any dispute, controversy or claim in respect of the Final Working Capital or Final Adjustment Amount, which shall be governed by Section 1.3 and (ii) a suit to obtain specific performance of the provisions of this Agreement or obtain other injunctive relief), shall be resolved in accordance with the following procedures:

(a) one party shall notify the other party in writing of the dispute, which notice shall describe, in reasonable detail, the facts and legal grounds forming the basis for the dispute, and the parties shall work together in good faith first to informally resolve the dispute internally by escalating it as necessary to progressively higher levels of management.

(b) If the dispute is not resolved within 45 days after notification thereof in accordance with Section 7.12(a), the dispute shall be submitted to, and determined by, binding arbitration in accordance with the following procedures:

(i)           Either Sellers or Buyers may submit a dispute, controversy or claim to arbitration by giving the other party written notice to such effect, which notice shall describe, in reasonable detail, the facts and legal grounds forming the basis for the filing party’s request for relief.  The arbitration shall be held before one neutral arbitrator in either Dallas, Texas (if such arbitration is submitted by Buyers) or Chicago, Illinois (if such arbitration is submitted by Sellers).

(ii)           Within 30 days after the other party’s receipt of such demand, Sellers and Buyers shall mutually agree upon a neutral arbitrator.  If the parties are unable to agree on the arbitrator within that time period, the arbitrator shall be selected by the American Arbitration Association (“AAA”).  In any event, the arbitrator shall have a background in, and knowledge of, transactions of the type contemplated by this Agreement and shall otherwise be an appropriate person based on the nature of the dispute.  If a person with experience in such matters is not available, the arbitrator shall be chosen from the retired federal judges pool maintained by AAA.

(iii)           The arbitration shall be governed by the Commercial Arbitration Rules of the AAA, except as otherwise expressly provided in this Section 7.12.  However, the arbitration shall be administered by any organization mutually agreed to in writing by the parties.  If the parties are unable to agree on the organization to administer the arbitration, it shall be administered by the AAA.

(iv)           Discovery shall be limited (A) to that for which each party has a substantial, demonstrable need and (B) to the request for and production of documents, depositions and interrogatories.  Except as otherwise provided in this Section 7.12, all discovery shall be guided by the Federal Rules of Civil Procedure.  All issues concerning discovery upon which the parties cannot agree shall be submitted to the arbitrator for determination.

(v)           In rendering an award, the arbitrator shall determine the rights and obligations of the parties based on the evidence presented and according to the substantive and procedural laws of the State of Delaware, except as otherwise expressly provided in this Section 7.12.

(vi)           The decision of, and award rendered by, the arbitrator shall (unless the arbitrator determines that this time frame is impracticable) be determined no more than 30 days after the selection of the arbitrator and shall be final and binding on the parties and shall not be subject to appeal.  Judgment on the award may be entered in and enforced by any court of competent jurisdiction.

(vii)           Each party shall bear its own costs and expenses (including filing fees) with respect to the arbitration.  The fees and expenses of the arbitrator shall be allocated to the parties based upon (as practicably as possible) the relative success (on a percentage basis) of each party’s claims.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the date first written above.

CompX International Inc.

By:/s/J. Mark Hollingsworth
Name:J. Mark Hollingsworth
Title:Vice President and General Counsel

CompX Asia Holding Corporation

By:/s/Geoffrey Chang
Name:Geoffrey Chang
Title:Director

Knape & Vogt Canada Inc.

By:/s/Peter J. Martin
Name:Peter J. Martin
Title:President

GSlide Corporation

By:/s/Peter J. Martin                                                                                \
        Name:Peter J. Martin
Title:Officer

Knape & Vogt Manufacturing Company

By:/s/Peter J. Martin
Name:Peter J. Martin
Title:President

EXHIBIT A

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this "Agreement") is made and entered into as of 28th day of December 2012 by and between:

(1)
Gslide Corporation, a company organized and existing under the laws of the Republic of China (the "ROC") and having its registered office at 1F., NO. 2-5, Shanzihbian, Danshuei Dist., New Taipei City 251, Taiwan, ROC (the "Buyer"); and

(2)
CompX Asia Holding Corporation, a company organized and existing under the laws of Malaysia, having its registered office at Unit 3(I) Main Office Tower, Financial Park Labuan, Jalan Merdeka, 87000 Labuan Federal Territory, Malaysia (the "Seller").

(The Buyer and Seller are each referred to as a "Party" and collectively, the "Parties").

W I T N E S S E T H

WHEREAS, the Seller owns an aggregate of 14,200,000 shares of common stock with par value of NT$10 each share, representing 100% of the total issued and outstanding shares of Dynaslide Corporation, a company incorporated under the ROC laws and having its registered office at 2F., No. 20-1, Ting Tien Liao, Hsing Hwa Tien, Tamhsui Dist., New Taipei City, Taiwan, ROC ("Dynaslide");

WHEREAS, CompX International Inc., being the parent company of the Seller and Dynaslide, intends to have the shares of its certain subsidiaries, including Dynaslide, be sold and transferred to the subsidiaries of Knape & Vogt Manufacturing Company pursuant to a master Securities Purchase Agreement to be entered into by and among CompX International Inc., Knape & Vogt Manufacturing Company, Knape & Vogt Canada Inc., the Buyer and the Seller on the day hereof (the "Master Agreement"); all capitalized terms not defined herein shall have the same meaning as ascribed to them in the Master Agreement; and

WHEREAS, for the purpose of implementing the Master Agreement, CompX International Inc. and Knape & Vogt Manufacturing Company agree that all the 14,200,000 shares of common stock of Dynaslide held by the Seller (the "Sale Shares"), representing 100% of the total issued and outstanding shares of Dynaslide, be sold and transferred to the Buyer.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the Parties agree as follows:

ARTICLE 1
Transfer of the Sales Shares

Subject to and in accordance with the terms and conditions set forth in the Master Agreement and this Agreement, the Seller agrees to, at the Closing (as defined hereinafter), sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller the Sale Shares together with all rights attached or accrued thereto at the date hereof including the right to all dividends and distributions declared, paid or made in respect thereof on or after the Closing Date.

ARTICLE 2
Closing

2.1           Time and Place.  Unless otherwise agreed by the Parties, subject to the terms and conditions set forth in the Master Agreement and this Agreement, the consummation of the transactions contemplated hereby (the "Closing") shall be held at the offices of Baker Botts L.L.P. in Dallas, Texas on the Closing Date, or at such other place or time as may be agreed upon in writing by the Parties.

2.2           Deliveries by the Buyer.   Unless otherwise agreed by the Parties, at the Closing, the Buyer shall (i) pay the Acquisition Price (as defined hereinafter), after withholding and deducting the 0.3% securities transaction tax therefrom, to the Seller, and (ii) deliver to the Seller a payment receipt for such tax.  The Parties have agreed that the Buyer will pay the securities transaction tax so withheld in accordance with this Section 2.2 to the tax authority on or about December 28, 2012.

2.3           Deliveries by the Seller.  At the Closing, the Seller shall deliver the following to the Buyer:

(a)	the share certificates representing all of the Sale Shares, all duly endorsed to the Seller; and

(b)	All other documents, certificates, instruments and writings required to be delivered by the Seller on or prior to the Closing Date pursuant to the Master Agreement or this Agreement

ARTICLE 3
Acquisition Price

In consideration of the sale of the Sale Shares as provided in Article 1, the sale and purchase price of the Sale Shares shall be NT$723,900,000 (the "Acquisition Price").

ARTICLE 4
Conditions Precedent to the Closing

The consummation of the transactions by the Buyer as contemplated hereby is subject to the satisfaction (or waiver) of the conditions precedent as set forth in the Master Agreement on or before the Closing Date, including but not limited to the obtaining of the approval of the ROC Investment Commission for the sale of the Sale Shares from the Seller to the Buyer.

ARTICLE 5
Miscellaneous

5.1           Notices. Any notice required or permitted to be given under this Agreement shall be made to the other Party as follows:

To the Buyer
Gslide Corporation
Address: 1F., NO. 2-5, Shanzihbian, Danshuei Dist., New Taipei City 251, Taiwan, ROC

To the Seller
CompX Asia Holding Corporation
Address: Unit 3(I) Main Office Tower, Financial Park Labuan, Jalan Merdeka, 87000 Labuan Federal Territory, Malaysia

5.2           Provisions of Master Agreement. The relevant provisions of the Master Agreement, as applicable, are hereby incorporated for all purposes in this Agreement and form a part of this Agreement, including without limitation its Section 9.9 (Governing Law; Waiver of Jury Trial) and Section 9.12 (Arbitration).  In case of any conflict in the provisions of this Agreement and the Master Agreement for the same matter, the provisions of the Master Agreement shall prevail.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Buyer Gslide Corporation By Name: Title:

Signature Page of Local SPA - Buyer

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Seller CompX Asia Holding Corporation By Name: Geoffrey Chang Tze Weng Title: Sole Director

EXHIBIT B

LAND SALE AND PURCHASE AGREEMENT

This Land Sale and Purchase Agreement ("Agreement") is made on [    ], 2013 (the "Effective Date"), by and between:

(1)
Dynaslide Corporation, a company organized and existing under the laws of the Republic of China ("ROC") with its address at No. 20-1, Tin Tien Liao, Hsing Hwa Tien, Tamshui Town, New Taipei City, Taiwan, ROC ("Seller"); and

(2)	[ ], a company organized and existing under the laws of ROC with its address at [ ] ("Buyer").

(Buyer and Seller are each hereinafter referred to as a "Party" and collectively, the "Parties").

WHEREAS, the parent companies of the Parties signed a definitive Securities Purchase Agreement on December 28, 2012 ("SPA"), pursuant to which the parties thereto have agreed to cause the Parties to consummate the transaction contemplated hereby as soon as practical after the Closing (as defined in the SPA) has taken place.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Agreement, the Parties agree as follows:

Article 1                      -           Description of Premises

For the purpose of this Agreement, the term "Premises" refers to the land located at Da Pien Tou Subsection, Hou Tsu Village Section, San Chih District, New Taipei City, Taiwan, which consists of a total of 9,325 square meters (collectively, "Land", registered as lot Nos. 80-7, 80-8, 80-13, 102, 103, 103-1, 103-2, 103-3, 103-4 and 103-6) including any and all the surrounding fences and other ancillary facilities affixed to the Land as of the Effective Date.  The total area of the Land shall be based on the registry transcripts of the Land.  The registry transcripts of the Land are attached hereto as Attachment I.

Article 2                      -           Agreement to Sell and Purchase and Title Transfer Obligations

2.1	Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the entire title to the Premises in accordance with the terms and conditions of this Agreement.

2.2
On the Effective Date, either Party shall have obtained all necessary consent or approval of its board of directors and/or shareholders for the signing of this Agreement and the consummation of the transaction contemplated hereby.

2.3
On the Effective Date, Buyer and Seller shall both deliver to the land agent ("Land Agent") designated and appointed by Buyer under Article 5.3 hereof and execute all the documents as reasonably requested by the Land Agent for the registration of the title transfer of the Land to Buyer.  In the event that either Party is required by the Land Agent to provide any additional documents or to take any further actions for the completion of the title transfer of the Land, the Party shall provide such documents or take actions as required without unreasonable delay.

2.4
Unless with a joint notice issued by the Parties to the Land Agent, neither Party shall instruct the Land Agent to withhold or withdraw any application ("Title Transfer Application") filed or to be filed with the relevant land registry offices for registration of the title transfer of the Land from Seller to Buyer in accordance with the  terms and conditions of this Agreement; provided, however, that if a Party fails to perform any of its obligations under this Agreement, the non-defaulting Party may terminate this Agreement  pursuant to Article 10 hereof, and may further instruct the Land Agent in writing to withhold or withdraw the Title Transfer Application by providing the Land Agent with a copy of the termination notice issued by the non-defaulting Party.

Article 3                      Seller's Undertakings

Seller hereby undertakes that between the Effective Date and the Delivery Date (as defined in Article 6.1 hereof):

3.1	Seller shall hold the entire ownership of the Premises and shall have the full legal right to sell the Premises to Buyer.

3.2
Seller's ownership of the Premises shall be free from any mortgage, statutory mortgage, pledge or other encumbrances, and shall not be subject to any court attachment or any provisional injunction, except for any encumbrances, pledges, mortgage, statutory mortgage, claims, defects, liabilities, and obligations vested or unvested, known or latent, that may exist or arose prior to the effective date of the SPA.

3.3	Seller shall not sell, lease or provide the Premises for free use by any other person or enter into any agreement with a third party containing any of such commitment.

Article 4	Purchase Price

4.1
The selling price of the Premises payable by Buyer to Seller shall be NT$104,535,153 ("Purchase Price").  The obligations of Buyer to pay the Purchase Price and to consummate the transaction contemplated hereby are subject to the fulfillment of all conditions under Articles 4.1.1 to 4.1.4 hereof, any of which may be waived by Buyer in its sole discretion to the extent permitted by law.

4.1.1	All of the undertakings of Seller under Article 3 shall have been fulfilled.

4.1.2	Seller shall have performed all its obligations under this Agreement on or prior to the Delivery Date.

4.1.3	No enforceable judgment, injunction, order or decree by any court or governmental authority shall prohibit the consummation of the transaction contemplated hereby.

4.1.4
Since the Effective Date, no litigation, action, suit or other proceeding shall have been commenced against Seller that would prevent or make unlawful the carrying out of the transaction contemplated herein.

4.2           Subject to Article 4.1 hereof, Buyer agrees to pay the Purchase Price in full on the Delivery Date.  The Parties acknowledge that Seller previously issued an unsecured demand promissory note dated December 20, 2012 in the amount of equivalent to the Purchase Price ("Dividend Note") to its former shareholder CompX Asia Holding Company, a company organized and existing under the laws of Malaysia ("CompX Asia") as Buyer's payable of dividends declared to CompX Asia on December 20, 2012.  The Dividend Note was subsequently assigned by CompX Asia to Buyer as a shareholder loan from CompX Asia to Buyer.  The Parties hereby agree that Buyer may make the payment of the Purchase Price with the Dividend Note to offset the dividend payable from Seller to CompX Asia

Article 5	-	Taxes, Dues and Fees

5.1
Buyer shall be responsible for payment of the land value increment tax. The land value increment tax shall be paid by Buyer within [five (5)] business days of Seller's receipt of notice from the Land Agent of the tax authority's determination of the amount of the land value increment tax.

5.2
Buyer shall also be responsible for the stamp duty, registration fee and any other taxes (except for income tax arising from the transaction contemplated herein) incurred for the title transfer of the Premises.  All taxes, dues and other fees (whether levied or due) in connection with the Premises levied before the title to the Premises is transferred to Buyer shall be borne by Seller, and those levied on and after the title transfer shall be borne by Buyer.  In the event that such taxes (such as the land value tax) are not determined or levied upon Buyer's acquisition of the title to the Premises, the taxes paid for the previous tax year for the Premises shall be used in estimating the amount of taxes payable by Seller, and the estimated amount shall be paid by Buyer to Seller on the Delivery Date.  Buyer shall also be responsible for all utilities fees and expenses in connection with the Premises effective from the Delivery Date.

5.3
The Land Agent who will apply for the title transfer registration under this Agreement for the Parties shall be appointed by Buyer, who shall bear the cost of the Land Agent's service fees.  In the event the Land Agents requests the Seller to pay any costs or expenses, the Buyer shall reimburse the Seller of such payment against appropriate documents and receipts evidencing Seller's such payment.

Article 6	-	Delivery and Transfer of Risk

6.1
The Parties acknowledge and agree that the Premises shall be deemed to have been handed over to Buyer on an "as is and where is" basis on the date of completion of the registration of Buyer as the owner of the Premises ("Delivery Date").  For the purpose of this Article 6.2, "as is and where is" means the present state and condition of the Premises upon the delivery.

6.2
After the Premises are delivered to Buyer, Buyer shall be solely liable for the risks of damage to or destruction of the Premises (including but not limited to) resulting from an act of God, natural disasters or other causes.

Article 7                      -           Registration of Purchase Price

The official real estate title transfer agreement for the purpose of registration of the title transfer of the Land shall set forth the actual Purchase Price agreed to in this Agreement.  However, the Parties agree to file a land value increment tax assessment with the tax authorities based on the then government-assessed value of the Land.

Article 8	-	Notice

8.1	Any notice given under this Agreement shall be made in writing and shall be signed by the Party giving the notice or an authorized officer of that Party.

8.2	Unless and until a different address or facsimile number is notified to the other Party, its address for service of notice shall be:

(i)              If to Seller,

To:                Dynaslide Corporation

Address:                No. 20-1, Tin Tien Liao, Hsing Hwa Tien, Tamshui Town, New Taipei City, Taiwan, ROC

Attention: Chairman

Fax No.:

(ii)              If to Buyer,
To:                CompX Asia Development Co.

Address:                [             ]

Attention:                           Director

Fax No.:

8.3	A notice shall take effect from the time it is received unless a later time is specified in the notice.

8.4	A notice shall be deemed to have been received as follows:

(i)	upon delivery if delivered by hand;
(ii)	on the second business day after posting if sent by double-registered post; or
(iii)	upon a confirmation of the transmission from the facsimile machine if sent by facsimile.

Article 9                      -           Confidentiality

Unless otherwise required by law or agreed to by the Parties, the Parties shall keep all information about the transaction contemplated herein including the Purchase Price confidential.

Article 10                      -           Termination for Default and Penalty

In the event that either Party breaches any of its obligations under this Agreement and fails to rectify such a breach within a reasonable period of time specified in the non-defaulting Party's notice, the non-defaulting Party may, without prejudice to its right to claim against the defaulting Party for compensation, terminate this Agreement by serving the defaulting Party a notice in writing, and the defaulting Party shall pay the non-defaulting Party an amount equivalent to the Purchase Price as default penalty.  The expenses (if any, including without limitation taxes, registration fees and land agent service fees) arising from the termination of this Agreement shall be borne by the defaulting Party.

Article 11                      -           Amendment and Assignment

All attachments to this Agreement shall be taken as an integral part of this Agreement.  This Agreement may be amended only with mutual written consent of the Parties.  Neither Party shall transfer or assign any or all of its rights and obligations under this Agreement to any third party without the prior written consent of the other Party.

Article 12 -                      Provisions of the SPA. The relevant provisions of the SPA, as applicable, are hereby incorporated for all purposes in this Agreement and form a part of this Agreement, including without limitation its Section 5.11(e) (Tax Indemnification by CompX Asia). To the maximum extent possible, the provisions in this Agreement shall govern.  Where a matter is not specifically provided herein, the provisions of the SPA shall prevail.

Article 13                      -           Governing Law and Court of Jurisdiction

The performance and interpretation of this Agreement shall be governed by the laws of the ROC.  In case of any dispute arising under or in connection with this Agreement, the Parties agree that the Taiwan Shihlin District Court shall be the court of jurisdiction for the first instance.

Article 14                      -           Counterparts

This Agreement may be executed in two counterparts, each of which shall be an original and both counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

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Seller:
Dynaslide Corporation
Tax Code: 16525349

By: [        ]
Title: Chairman

Buyer:
CompX Asia Development Co.
Tax Code: [          ]

By: [             ]
Title: Chairman

Attachment I – Land Registry Transcripts

Exhibit C

Net Working Capital Principles

Net Working Capital shall include the consolidated U.S. dollar current assets and current liabilities of the Transferred Companies as defined by GAAP, except it shall exclude the following:
i.	Cash and Indebtedness;

ii.	Income tax assets and income tax liabilities;

iii.	Intercompany receivables and payables with related parties, including but not limited to, Precision, CompX International, Inc., CompX Security Products, and CompX Marine;

iv.	Hedging forward contract assets or liabilities, as applicable.

Net Working Capital shall include (i) all obligations arising from deferred employee compensation arrangements (except pension liability), (ii) all deferred rent, and (iii) the employer’s share of payroll Taxes attributable to any payments made in connection with the Agreement, regardless of whether such items would otherwise be considered current liabilities of the Transferred Companies.
The Target Net Working Capital means the average of Net Working Capital for each month during the six month period ended December 30, 2012, as defined by the attached calculation.  Provided, however, the Target Net Working Capital for purposes of the Initial Closing Certificate is $10,569,000.00.

Exhibit D

Rules of Engagement for Valuation Firm

If a Valuation Firm is engaged pursuant to Section 1.3(d), the Parties will instruct the Valuation Firm to analyze and resolve the Parties’ dispute in accordance with the following guidelines (which guidelines and relevant portions of this Agreement the Valuation Firm will be required to review and commit to acting in accordance with):

Retainer and Fees

The fees and expenses of the Valuation Firm shall be allocated based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party in the written presentation to the Valuation Firm.  For example, if Buyers submit a Notice of Disagreement for $1,000, and if Sellers contests only $500 of the amount claimed by Buyers, and if the Valuation Firm ultimately resolves the dispute by awarding Buyers $300 of the $500 contested, then the costs and expenses of the Valuation Firm will be allocated 60% (i.e., 300/500) to Sellers and 40% (i.e., 200/500) to Buyers.

Buyers and Sellers will jointly engage and retain the Valuation Firm and each pay 50% of any retainer.  During the engagement, the Valuation Firm will bill 50% of the total charges to Buyers and 50% of the total charges to Sellers.

The allocation of the Valuation Firm’s fees between Buyers and Sellers pursuant to the first paragraph of this “Retainer and Fees” section will be settled solely by Buyers and Sellers in a manner consistent with such principles within ten (10) days after the dispute has been finally resolved.

Parameters of Arbitration

Except as permitted herein in order to clarify or understand any position or argument made by a Party in its written submission, the Valuation Firm’s determination of the Closing Net Working Capital, the Closing Indebtedness, and the Closing Cash and the resulting Purchase Price shall be based solely on written presentations submitted by Buyers and Sellers which are in accordance with the guidelines and procedures (including the definition of the Closing Net Working Capital) set forth in this Agreement (i.e., not on the basis of an independent review).  The Valuation Firm shall consider only the disputed matters that were included in the Notice of Disagreement and the Valuation Firm may not assign a value to any item in dispute greater than the greatest value assigned by Buyers, on the one hand, or Sellers, on the other hand, or less than the smallest value for such item assigned by Buyers, on the one hand, or Sellers, on the other hand.

The post-closing purchase price adjustment is not intended to permit the introduction of different accounting methods, policies, practices, procedures or estimation methods for the purpose of determining the amount of the Closing Net Working Capital from those used in determining the Target Net Working Capital, it being the intent of the Parties that the Closing Net Working Capital will be calculated consistently with the Target Net Working Capital in order to allow a meaningful comparison of the Closing Net Working Capital to the Target Net Working Capital.

The timetable for these proceedings will be governed by the following procedures:

•
Within thirty (30) calendar days of retaining the Valuation Firm, Buyers and Sellers shall submit to the Valuation Firm a memorandum (which may include supporting exhibits) setting forth their respective positions of all unresolved disputed items in accordance with Section 1.3(d) of this Agreement (the “Initial Report”).

•	Within one (1) business day upon receipt of both Buyers’ and Sellers’ Initial Reports, the Valuation Firm will distribute a copy of each Initial Report to the other Party.

•
Within fourteen (14) calendar days of receiving the other Party’s Initial Report from the Valuation Firm, each of Buyers and Sellers may (but shall not be required to) submit to the Valuation Firm a memorandum responding to the Initial Report submitted to the Expert by the other Party (the “Rebuttal Report”).  The Rebuttal Report is to be responsive solely to the arguments raised, and information submitted, by the other Party in its Initial Report and no Party may introduce new arguments or rely on new information in the Rebuttal Report that was not part of such Party’s Initial Report or which are not directly responsive to an argument raised by the other Party’s Initial Report, except to the extent such new arguments or new information are used in direct response to arguments raised and information submitted by the other Party in its Initial Report.

•	Within one (1) business day upon receipt of both Buyers’ and Sellers’ Rebuttal Reports, the Valuation Firm will distribute a copy of each Rebuttal Report to the other Party.

•
At any time before or within fifteen (15) calendar days after the submission of the Initial Reports or any Rebuttal Reports by Buyers and Sellers, the Valuation Firm may submit written questions to either Party following the procedures set forth below in the Section titled “Submission of Questions by the Valuation Firm.”

•
Upon receipt of the Rebuttal Report or notice waiving the right to file such report from both Buyers and Sellers and receipt of all responses to any written questions submitted by the Valuation Firm (and responses thereto), the Valuation Firm will endeavor to issue a report containing its findings within fifteen (15) calendar days after the later of (i) receiving both Buyers’ and Sellers’ Rebuttal Reports or notice waiving the right to file such report, as applicable, or (ii) any responses (if any) to any written questions submitted by the Valuation Firm to either Party following the procedures set forth below in the Section titled “Submission of Questions by the Valuation Firm.”

•
Unless requested by the Valuation Firm in writing pursuant to the terms of the Section titled “Submission of Questions by the Valuation Firm”, neither Buyers nor Sellers may present any additional information or arguments to the Valuation Firm, either orally or in writing.

•	The Valuation Firm shall render its decision without conducting a hearing.

Submission of Questions by the Valuation Firm

After receiving both Initial Reports and Rebuttal Reports, if any, the Valuation Firm may submit written questions to the parties for written responses or may direct requests for additional information, calculations, or supporting documentation to the Parties reasonably needed by the Valuation Firm in order to clarify or understand any position or argument made by a Party in its written submission, in which case the Parties agree to cooperate with such requests (including, without limitation, by ensuring that the Valuation Firm is provided copies of all relevant records of the businesses of the Transferred Companies in accordance with Section 1.3(d) of this Agreement) in the manner and procedural timing described in this paragraph.  If any such questions are addressed to only one Party, the Valuation Firm shall submit the questions to that Party, with a copy to the other Parties.  Once received, the Party to whom the questions are addressed shall have five (5) business days to answer the Valuation Firm’s questions, and shall provide a copy of its written answers to the other Parties at the time they are provided to the Valuation Firm.  In response thereto, the other Party may, within five (5) business days, submit a response to such answer(s) to the Valuation Firm and shall provide a copy of a response to the other Parties at the time it is provided to the Valuation Firm.  If any such questions are addressed to both Parties, each Party shall have five (5) business days from the date of receipt to respond to the Valuation Firm and shall provide a copy of its written answers to the other Parties at the time they are provided to the Valuation Firm.  In response thereto, each Party may, within five (5) business days, submit a response to the other Party’s answer(s) to the Valuation Firm and shall provide a copy to the other Parties at the time it is provided to the Valuation Firm.

Adjustment of Time Periods

If the due date for any written submissions to be submitted to the Valuation Firm falls on a day that is not a Business Day, the written submission shall take place on the next Business Day.

Communication between the Valuation Firm and the Parties

The Parties agree not to engage in any ex parte communication with the Valuation Firm.

The Valuation Firm will be required to include a representation in its engagement letter that it has not discussed the disputed matter with either Party prior to its joint retention by the Parties, and to include a covenant in its engagement letter not to engage in ex parte communications with either Party throughout the course of the engagement.

The engagement letter will specifically require the Valuation Firm to review Section 1.3(d) of this Agreement, as well as any other provisions of this Agreement deemed relevant by any of Buyers, Sellers or the Valuation Firm.

Nature of Review by Valuation Firm

The Valuation Firm will make its determination in an objective, impartial manner based on inquiry, investigation, and other procedures as it, in its sole discretion may deem necessary, but in all cases consistent with the definitions of Closing Net Working Capital, the Closing Indebtedness, and the Closing Cash and the terms of the Agreement and this Exhibit D.

The Valuation Firm shall agree that between the time Sellers delivered the Notice of Disagreement to Buyers and the date it is engaged, Buyers and Sellers may have exchanged certain proposals relating to the disputed items that were intended solely for purposes of facilitating settlement discussions and such proposals were confidential and were provided solely on the condition and understanding that such proposals would not be permitted to be disclosed in any court or arbitration hearing, including with respect to the Valuation Firm’s engagement in the dispute.  The Valuation Firm will be instructed to disregard any evidence of such settlement proposals and negotiations in its consideration of the disputed matter.

Confidentiality

With respect to any information supplied in connection with the Valuation Firm’s engagement and designated by either Party as confidential, the other Party agrees to protect the Confidential Information in a reasonable and appropriate manner, and use Confidential Information only to perform its obligations under this Agreement and for no other purpose.  This will not apply to information which is: (i) publicly known, (ii) already known to the recipient, (iii) lawfully disclosed by a third party, (iv) independently developed or (v) disclosed pursuant to legal requirement or order.   Notwithstanding the foregoing, no information (whether or not designated as confidential) may be provided to the Valuation Firm without being made available to all Parties in accordance with the requirements of this Agreement and this Exhibit D.  The Valuation Firm shall not publicly disclose that it has been retained to resolve any dispute relating to this Agreement or that they are involved in the dispute, or any information relating to the dispute, including, without limitation, their determination of the Closing Net Working Capital and Final Purchase Price.

At the conclusion of the engagement contemplated hereby, Confidential Information made available hereunder, including copies thereof, shall be returned or destroyed upon request by the disclosing Party.

Other Procedural Matters

Procedural matters for the conduct of the dispute resolution, other than as specified herein, will be determined by the Valuation Firm in consultation with Buyers and Sellers; provided, however, that any such procedural matters shall in all cases be consistent with the terms of the Agreement and this Exhibit D.

Conflicts of Interest

Except in connection with the dispute being resolved with respect to Closing Net Working Capital, the Closing Indebtedness, and the Closing Cash, during the term of the engagement, neither the Valuation Firm nor any member of the Valuation Firm’s team may work on any matters related to Buyers, Sellers or any of their respective affiliates (or such affiliates’ portfolio companies) or subsidiaries or otherwise perform services to any entity or individual that may present a conflict of interest that could reasonably affect the Valuation Firm’s services or the unbiased performance of services by any member of the Valuation Firm’s team.  The foregoing restrictions on the Valuation Firm will not apply to employees of the Valuation Firm not assigned to work on this engagement.

On the date it is engaged to resolve any dispute under the Agreement, the Valuation Firm will be required to represent and warrant to the Parties that it has not had any communication with either Party or discussed the matter with any Person except as disclosed in writing to both Parties or a communication in which both Parties participated.

EXHIBIT E

Pro Forma EBITDA Calculation Methodology

Net income	$-

Interest expense, net	-
Income taxes	-
Depreciation and amortization	-

Reported EBITDA	-

Pro forma adjustments
Mediamounts earn-out liability reversal	-
(Gain) loss on disposal of fixed assets	-
Hedging (income) expense	-
VP Sales and Marketing severance	-
Mabe/Leiser overpayment reversal	-
Corporate management fees (increase from $25 to $33 per month)	-
Mediamounts acquisition fees accrual reversal	-
Bond consulting tax credit fees	-
Allowance for doubtful accounts reversal	-
Exchange (gain) loss	-
Out-of-period profit sharing plan expense	-
Accrued annual leave award estimate	-
Other non-operating (income) expense	-
Other out-of-period or nonrecurring items	-

Total pro forma adjustments	-

Pro forma EBITDA	$-